UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement.

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☐	Soliciting Material Pursuant to §240.14a-12.

ATHENEX, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of June 10, 2022

Annual Meeting and

2022 Proxy Statement

Athenex, Inc.

1001 Main Street, Suite 600

Buffalo, New York 14203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 10, 2022

To the Stockholders of Athenex, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Athenex, Inc. (the “Company,” “we,” “us,” or “our”) will be held on Friday, June 10, 2022 at 9:30 AM EDT. The Annual Meeting will be conducted as a virtual meeting of stockholders via a live webcast. We believe that hosting a virtual meeting is prudent given the COVID-19 pandemic and that it will preserve the ability of our stockholders to attend and participate in the meeting.

The Annual Meeting is being held for the following purposes:

1.	To elect the Class II nominees named in the proxy statement as directors for a three-year term expiring in 2025 and until their successors have been duly elected and qualified;

2.	To approve, on an advisory basis, the compensation paid to our named executive officers;

3.	To ratify the appointment of Deloitte & Touche LLP as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022;

4.	To approve the issuance of shares as milestone payments under the agreement and plan of merger with Kuur Therapeutics, Inc. in accordance with Nasdaq Rule 5635; and

6.	To consider and take action upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

These matters are more fully described in the 2022 Proxy Statement accompanying this Notice of Annual Meeting of Stockholders (the “Notice”).

If you were a stockholder of record of Athenex, Inc. common stock as of the close of business on April 12, 2022, the record date of the Annual Meeting, you are entitled to receive this Notice and vote at the Annual Meeting and any adjournments or postponements thereof, provided that the Board of Directors may fix a new record date for an adjourned meeting. Our stock transfer books will not be closed. A list of the stockholders entitled to vote at the meeting may be examined at our principal executive offices in Buffalo, NY during ordinary business hours for the 10-day period preceding the meeting for any purposes related to the Annual Meeting. To participate in the Annual Meeting virtually via the Internet, please visit www.proxydocs.com/ATNX. In order to attend via live webcast, you must register in advance at www.proxydocs.com/ATNX prior to the deadline of June 9, 2022 at 5:00 PM EDT (the “Registration Deadline”). After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting, will be emailed to you. You will not be able to attend the Annual Meeting in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on June 10, 2022. In accordance with the rules of the Securities and Exchange Commission, we have opted to provide our materials pursuant to the “full set delivery option” in connection with the Annual Meeting.

Under the full set delivery option, a company delivers paper copies of all proxy materials to each stockholder. The approximate date on which the materials are intended to be first sent or given to the Company’s stockholders is April             , 2022. Accordingly, you should have received our proxy materials by mail. These proxy materials include this Notice, the 2022 Proxy Statement, a proxy card and our Annual Report, including our Form 10-K for the fiscal year ended December 31, 2021. These materials are available free of charge at www.proxydocs.com/ATNX. We believe this process gives us the opportunity to serve you more effectively.

You are cordially invited to attend the Annual Meeting virtually. Whether or not you expect to attend via live webcast, the Board of Directors respectfully requests that you vote your stock in the manner described in the 2022 Proxy Statement. You may revoke your proxy in the manner described in the 2022 Proxy Statement at any time before it has been voted at the Annual Meeting.

By Order of the Board of Directors of Athenex, Inc.,

Johnson Y.N. Lau, M.D.
Chief Executive Officer and Chairman of the Board
Buffalo, New York
Dated: April , 2022

YOUR VOTE IS IMPORTANT

You may vote your shares via the Internet, over the telephone, or by mail by marking, dating and signing the proxy card or voting instruction form and mailing it promptly in the return envelope provided.

www.proxydocs.com/ATNX

ATHENEX, INC.

Proxy Statement

for the

Annual Meeting of Stockholders

To Be Held June 10, 2022

i

ATHENEX, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 10, 2022

INFORMATION CONCERNING SOLICITATION AND VOTING

This Proxy Statement is furnished to the holders of our common stock in connection with the solicitation of proxies on behalf of our Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) of Athenex, Inc. (the “Company,” “we,” “us,” “our” or “Athenex”), to be held on June 10, 2022 at 9:30 AM EDT, or for use at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”). The Annual Meeting will be conducted as a virtual meeting of stockholders via a live webcast. Only stockholders of record at the close of business on April 12, 2022 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. Prior registration to attend the virtual Annual Meeting at www.proxydocs.com/ATNX is required by June 9, 2022 at 5:00 PM EDT (the “Registration Deadline”).

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have opted to provide our proxy materials pursuant to the “full set delivery option” in connection with the Annual Meeting. Under the full set delivery option, a company delivers paper copies of all proxy materials to each stockholder. The approximate date on which the proxy materials are intended to be first sent or given to the Company’s stockholders on or about April , 2022. Accordingly, you should have received our proxy materials by mail. These proxy materials (collectively, the “Proxy Materials”) include the Notice, this Proxy Statement, a proxy card and Annual Report, including our Form 10-K for the fiscal year ended December 31, 2021 (“2021 Annual Report”). These Proxy Materials are available free of charge at www.proxydocs.com/ATNX. We believe this process gives us the opportunity to serve you more effectively.

Each holder of our common stock is entitled to one vote for each share held as of the Record Date with respect to all matters considered at the meeting, except for former stockholders of Kuur Therapeutics, Inc. (“Kuur”) with respect to Proposal Four. See “Proposal Four — Required Vote.” Stockholder votes will be tabulated by representatives of Mediant, who have been appointed by the Board to act as inspectors of election for the meeting.

We bear the expense of soliciting proxies. Our directors, officers, or other employees may solicit proxies personally or by telephone, email, text message, facsimile, or other means of communication. We do not intend to pay them additional compensation for doing so. We have engaged Advantage Proxy, Inc. to assist in proxy solicitation and collection at a cost of $7,500 plus out-of-pocket expenses. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	Who may vote at the Annual Meeting?

A:

Each share of our common stock has one vote on each matter. If you owned shares of our common stock at the close of business on the Record Date, you may attend and vote at the Annual Meeting via the webcast provided you register by the Registration Deadline. As of the Record Date, there were 111,807,185 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, Computershare Shareholder Services, Inc. (“Computershare”), you are considered a stockholder of record with respect to those shares. As a stockholder of record, you have the right to vote at the Annual Meeting.

If your shares are held by a broker, bank, nominee or other similar organization, you are considered the beneficial owner of shares held in “street name,” and the Proxy Materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. You are also invited to attend and vote your shares at the Annual Meeting live via the webcast so long as you register to attend the Annual Meeting by the Registration Deadline. You will be asked to provide the control number located inside the shaded gray box on your proxy card (the “Control Number”) as described in the proxy card. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting, will be emailed to you.

Q:	What are broker non-votes?

A:

Brokers may not cast votes on “non-routine” (or non-discretionary) matters. If you hold your shares in street name and do not provide voting instructions to your broker, your broker may still be able to vote your shares with respect to certain “routine” (or discretionary) items. In the case of non-discretionary items, for which no instructions are received, the shares will be treated as “broker non-votes.” Broker non-votes are counted for purposes of determining whether a quorum exists. If you attend the virtual Annual Meeting via the live webcast or by proxy, but withhold your vote or abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote for purposes of determining whether a quorum exists.

Q:	What is the quorum requirement for the Annual Meeting?

A:

A majority of our outstanding shares of capital stock entitled to vote as of the Record Date must be present at the Annual Meeting in order for us to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you:

•	are present and entitled to vote at the Annual Meeting;

•	voted by Internet or telephone;

•	properly submitted a proxy card or voter instruction form; or

•	if your shares held in street name, your broker has voted based on your instructions or your broker has voted on a routine item.

Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the outstanding shares of capital stock entitled to vote and present or represented by proxy, though less than a quorum, may adjourn the meeting to another date.

Q:	What proposals will be voted on at the Annual Meeting?

A:	Our stockholders will vote on the following proposals at the Annual Meeting:

•	Proposal One—To elect the Class II nominees named in this Proxy Statement as directors for a three-year term expiring in 2025 and until their successors have been duly elected and qualified;

•	Proposal Two—To approve, on an advisory basis, the compensation paid to our named executive officers (“NEOs”);

•	Proposal Three—To ratify the appointment of Deloitte & Touche LLP (“D&T”) as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and

•	Proposal Four—To approve the issuance of shares as milestone payments under the Agreement and Plan of Merger (the “Merger Agreement”) with Kuur in accordance with Nasdaq Rule 5635.

We will also consider any other business that properly comes before the Annual Meeting at the direction of our Board. As of the Record Date, we are not aware of any other matters to be submitted for consideration at the Annual Meeting by our Board and no stockholder has timely provided notice of a matter to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the proxies named in the proxy card or voter instruction form will vote the shares they represent using their best judgment.

Q:	What is the voting requirement to approve each of the proposals?

A:

Proposal	Voting Options	Vote Required	Effect of Abstentions/ Withheld Votes	Effect of Broker Non-Votes
Proposal One—To elect two Class II directors	FOR or WITHHOLD	Plurality of the votes cast	None	None because not “entitled to vote” on this proposal

Proposal Two—To approve, on an advisory basis, the compensation paid to our NEOs	FOR, AGAINST or ABSTAIN	Our Board will consider our stockholders’ preference as reflected in the vote on this proposal	An abstention will count as a vote “against” the proposal	None because not “entitled to vote” on this proposal

Proposal Three—To ratify the appointment of Deloitte & Touche LLP as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022	FOR, AGAINST or ABSTAIN	Majority of the shares present or represented by proxy and entitled to vote	An abstention will count as a vote “against” the proposal	Not applicable because brokers have discretion to vote on this proposal

Proposal Four—To approve the issuance of shares as milestone payments under the Merger Agreement with Kuur in accordance with Nasdaq Rule 5635	FOR, AGAINST or ABSTAIN	Majority of the shares present or represented by proxy and entitled to vote, excluding former stockholders of Kuur	An abstention will count as a vote “against” the proposal	None because not “entitled to vote” on this proposal

Q:	How are votes counted?

A:

All shares entitled to vote and that are voted at the Annual Meeting will be counted by one or more representatives of Mediant, who will serve as the inspector of elections for the Annual Meeting, and all shares represented by properly executed and unrevoked proxies received prior to the Annual Meeting will be voted at the Annual Meeting as indicated in such proxies. In all cases, abstentions, votes to withhold and broker non-votes will count as present when determining a quorum.

If you are the beneficial owner of shares held by your broker, bank, nominee or other similar organization in street name and you do not vote your shares, the broker, bank, nominee or other similar organization cannot vote such shares except with respect to Proposal Three, which is a routine item. Proxy cards signed and returned to the Company unmarked will be voted FOR each of the nominees named in Proposal One and FOR Proposals Two, Three and Four.

In the case of Proposal Two, because it calls for non-binding, advisory vote, there is no “required vote” that would constitute approval. However, our Board, including our Compensation Committee, values the opinions of our stockholders and will consider the results of this vote when making future decisions regarding our executive compensation program.

In the case of Proposal Four, pursuant to Nasdaq Listing Rule 5635 and related guidance, any votes cast FOR Proposal Four by former stockholders of Kuur that received their shares of our common stock as a result of the merger with Kuur will be disregarded for purposes of determining whether that proposal is approved.

Q:	How does the Board recommend that I vote?

A:	Our Board recommends that you vote your shares:

•	FOR—the nominees named in this Proxy Statement for election as directors (Proposal One);

•	FOR—the approval, on an advisory basis, of the compensation paid to our NEOs (Proposal Two);

•	FOR—the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal Three); and

•	FOR—the approval of the issuance of shares as milestone payments under the Merger Agreement with Kuur in accordance with Nasdaq Rule 5635 (Proposal Four).

Q:	How are Proxy Materials being made available to stockholders?

A:

In accordance with the rules of the SEC, we have opted to provide our materials pursuant to the “full set delivery option” in connection with the Annual Meeting. Under the full set delivery option, a company delivers paper copies of all Proxy Materials to each stockholder. The approximate date on which the Proxy Materials are intended to be first sent or given to our stockholders is April             , 2022. In addition to delivering Proxy Materials to stockholders, we must also post all Proxy Materials on a publicly accessible website and provide information to stockholders about how to access that website. Accordingly, you should have received our Proxy Materials by mail. These Proxy Materials include the Notice, this Proxy Statement, a proxy card and the 2021 Annual Report. These materials are available free of charge at www.proxydocs.com/ATNX. We believe this process gives us the opportunity to serve you more effectively.

Q:	Can I access these Proxy Materials on the Internet?

A:

Yes. The Proxy Materials are available for viewing, printing, and downloading at www.proxydocs.com/ATNX. All materials will remain posted on www.proxydocs.com/ATNX at least until the conclusion of the meeting. Our 2021 Annual Report is also available under the Investors—Financial Information—Annual Reports section of our website at www.athenex.com and through the SEC’s EDGAR system at www.sec.gov. We will make available at no cost, upon your written request, a copy of our 2021 Annual Report (without exhibits) as filed with the SEC. Copies of exhibits to our 2021 Annual Report will be made available, upon your written request and payment to us of the reasonable costs of reproduction and mailing, if any. You can request a copy of our 2021 Annual Report free of charge by calling (716)-427-2950 or by written request to our Corporate Secretary at 1001 Main Street, Suite 600, Buffalo, New York 14203. If you are a beneficial owner, you may request a printed copy of our 2021 Annual Report by following the instructions provided to you by your broker, bank or nominee.

Q:	How can I attend the Annual Meeting?

A:	The Annual Meeting will be conducted as a virtual meeting of stockholders via a live webcast. You will not be able to attend the meeting in person.

In order to attend, you must register in advance at www.proxydocs.com/ATNX prior to the Registration Deadline. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the Annual Meeting.

If your shares are registered directly in your name with our transfer agent, Computershare, as of the close of business on the Record Date, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to attend the meeting and vote your shares at the Annual Meeting live via the webcast.

If your shares are held in a brokerage account, bank or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting and vote your shares at the Annual Meeting live via the webcast, provided that you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote the shares electronically at the Annual Meeting, and submit proof of your legal proxy reflecting the number of shares you held as of the record date in accordance with the instructions provided by your broker, bank or nominee.

While there will not be a management presentation, this year’s stockholders’ question and answer session will include questions submitted in advance of the Annual Meeting. You may submit a question in advance of the meeting at www.proxydocs.com/ATNX after logging in with your Control Number. Shortly after the meeting, we may post questions and answers under the Investors—Financial Information—Annual Meeting Materials section of our website at www.athenex.com.

Q:	How can I vote my shares?

A:	If you hold shares in your own name, you may vote by proxy in any one of the following ways:

•	Via the Internet by accessing the Proxy Materials on the secured website www.proxydocs.com/ATNX and following the voting instructions on that website;

•	Via telephone by calling toll free (866) 217-7048 and following the recorded instructions;

•	Via mail by completing the proxy card with your voting instructions and returning it in the postage-paid envelope; or

•	Via the virtual meeting by accessing the secured website www.proxydocs.com/ATNX and following the voting instructions on that website.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a Control Number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet or telephone must be completed by 11:59 PM EDT on June 9, 2022. Votes submitted during the Annual Meeting via the webcast must be received no later than the closing of the polls at the Annual Meeting. As discussed above, if you are a beneficial owner of shares, you are invited to attend and vote your shares at the Annual Meeting live via the webcast so long as you register to attend the Annual Meeting at www.proxydocs.com/ATNX by the Registration Deadline. If you submit or return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board, as permitted by law.

If your common stock is held by a broker, bank, or other nominee, they should send you instructions that you must follow in order to have your shares voted.

Q:	How can I change or revoke my vote after submitting it?

A:	You can change your vote or revoke your proxy at any time before the closing of the polls at the Annual Meeting. If you are a stockholder of record, you can change your vote or revoke your proxy by:

•

Filing a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 1001 Main Street, Suite 600, Buffalo, New York 14203, which must be received no later than June 9, 2022;

•

Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at 1001 Main Street, Suite 600, Buffalo, New York 14203, which must be received no later than June 9, 2022;

•	Attending the virtual meeting and submitting an electronic ballot; or

•	If you voted by telephone or via the Internet, voting again by the same means prior to 11:59 PM EDT on June 9, 2022.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record.

Q:	Where can I find the voting results of the meeting?

A:

We plan to announce the preliminary voting results at the Annual Meeting. We plan to publish the final voting results in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting. If final results are not available at such time, the Form 8-K will disclose preliminary results, to be followed with an amended Form 8-K when final results are available.

Q:	How long will the Proxy Materials be available on the Internet?

A:

The Proxy Materials will be available at www.proxydocs.com/ATNX at least until the conclusion of the Annual Meeting. These materials are also available, free of charge, in PDF and HTML format under the Investors—Financial Information—Annual Meeting Materials section of our website at www.athenex.com and will remain posted on this website at least until the conclusion of the Annual Meeting.

PROPOSAL ONE — ELECTION OF DIRECTORS

Nominees

Our Board currently consists of nine members and is divided into three classes as nearly equal in number as is practicable, the members of which each serve for a staggered three-year term and until a successor has been duly elected and qualified, or if sooner, until such member’s death, resignation or removal. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Two of our current Class II directors, Manson Fok and John Moore Vierling, M.D., have been nominated to fill a three-year term expiring in 2025. The remaining current Class II director, A. Kim Campbell, has notified the Board of her intention not to stand for reelection at the Annual Meeting. Accordingly, Ms. Campbell’s term will expire at the conclusion of the Annual Meeting. The two other classes of directors, who were elected or appointed for terms expiring at the annual meetings in 2023 and 2024, respectively, will remain in office.

Our Nominating and Governance Committee has evaluated each of the following candidates and, based on the recommendation of our Nominating and Governance Committee, our Board has nominated the following candidates to stand for re-election to our Board. Each of the following nominees is currently a director and each has consented to be named in this Proxy Statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, your proxy will be voted for any nominee designated by our Board to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, your broker may not vote your shares on your behalf for the election of directors. Therefore, it is important that you vote.

The name of and certain information regarding each Class II nominee as of April 12, 2022 is set forth below, together with information regarding our directors remaining in office. This information is based on data furnished to us by the nominees and directors. There is no family relationship between any director, executive officer or person nominated to become a director or executive officer. The business address for each nominee for matters regarding the Company is 1001 Main Street, Suite 600, Buffalo, NY 14203.

Class II Director Nominees for Terms Expiring in 2025

Name	Age	Position(s) with Athenex	Director Since
Manson Fok	65	Director	June 2015
John Moore Vierling, M.D.	76	Director	April 2019

Class III Directors with Terms Expiring in 2023

Name	Age	Position(s) with Athenex	Director Since
Johnson Y.N. Lau, M.D.	61	Chief Executive Officer & Chairman of the Board	November 2003
Jordan Kanfer	52	Director	April 2019
Robert Spiegel, MD, FACP	72	Director	August 2020

Class I Director with Terms Expiring 2024

Name	Age	Position(s) with Athenex	Director Since
Stephanie Davis	58	Director	April 2019
Benson Kwan Hung Tsang	57	Director	July 2018
Jinn Wu, Ph.D.	73	Director	April 2007

Class II Director Nominees

Manson Fok

Dr. Fok has served as a member of our Board since June 2015. Since March 2019, Dr. Fok has served as Dean of the Faculty of Medicine at Macau University of Science and Technology (MUST). From June 2013 to February 2019, Dr. Fok served as Dean, Faculty of Health Science at MUST. Dr. Fok has also served as chairman of Virtus Medical Group since January 2018. Prior to his service at MUST, beginning in October 2011 and until 2014, Dr. Fok served as the chairman of Pedder Clinic, a private medical practice in Hong Kong. He is also the Hospital Director of University Hospital at MUST; President of the Macau Healthcare Management and Promotion Association; President, World Association of World Chinese Doctors; Honorary Fellow, Chinese College of Surgeons; committee member, the Council for Medical Affairs in Macau SAR, as well as the Academy of Medicine of Macau SAR, among many other leadership positions. Dr. Fok is also a director of Avalon Biomedical (Management) Limited (“Avalon BioMedical”), an investment holding company with a focus on Asian life sciences development and commercialization. Dr. Fok was awarded the 2014 Gusi Peace Prize in Humanitarianism for his remarkable contributions to medical education, healthcare delivery, and cross-border biotechnology developments that act as a bridge within Asia and across continents. From 2016 to 2018, Dr. Fok served as the president of the same Peace Prize Foundation to continue promoting peace, cooperation and healthcare development in the Asia-Pacific region. After receiving his medical degree (M.B.B.S.) from the University of Hong Kong in 1982, Dr. Fok was appointed faculty in the Surgical Unit of the University of Hong Kong. Dr. Fok has published many original research papers in high-ranking international medical journals and chapters in various academic books focusing on minimally invasive treatment for esophageal surgery.

We believe that Dr. Fok serves as a valuable member of our Board due to his extensive knowledge of cross-border biotechnology developments that act as a bridge between the United States and Asia.

John Moore Vierling

Dr. Vierling has served as a member of our Board since April 2019. Dr. Vierling has served as a tenured Professor of Medicine and Surgery and Chief of Hepatology at the Baylor College of Medicine in Houston, Texas since 2005. He is a Director of Advanced Liver Therapies (a clinical research unit for adult liver diseases), Baylor Liver Health (a program for liver wellness) and Program Director of the Hepatology and Liver Transplantation Fellowship. He also is a member of the Scientific Advisory Counsel for Mallinckrodt Pharmaceuticals, member of the Hepatology Counsel for Novartis, and Chairman of the Data Safety and Management Board of Fractyl Laboratories Inc. He obtained his AB in Biology with Great Distinction from Stanford University and received his MD degree from Stanford University School of Medicine. He is ABIM certified in internal medicine and gastroenterology, and was formerly certified in Transplant Hepatology. He was the founding Medical Director of Liver Transplantation at both the University of Colorado Health Sciences Center and Cedars-Sinai/UCLA Medical Center, where he was Director of Hepatology beginning in 1990 and later Medical Director of Multi-Organ Transplantation. His clinical interests include autoimmune and alloimmune liver diseases, liver transplantation, hepatobiliary cancers, acute liver failure, viral hepatitis, non-alcoholic fatty liver disease, Wilson disease and drug-induced liver injury (“DILI”). His translational research interest is immunologic mechanisms of hepatobiliary injury in autoimmune and alloimmune liver diseases, cancer immunotherapy, DILI, viral hepatitis and acute liver failure. He has authored over 250 manuscripts, reviews and chapters. Honors include Phi Beta Kappa, Alpha Omega Alpha, Best Doctors in America, Top 1% physician rating by U.S. News and World Report, Who’s Who in America, Who’s Who in the World, Who’s Who in Science and Engineering and Who’s Who in Healthcare. He currently serves on the National Institutes of Health and National Institute of Diabetes and Digestive and Kidney Diseases Liver Tissue and Cell Distribution System Coordinating Committee and the DSMB for their DILI Network. He is the recipient of the 2021 American Association for the Study of Liver Diseases Distinguished Service Award. He also has served as President of the American Association for the Study of Liver Diseases, Secretary-Treasurer of Digestive Disease Week® and chairman of the National board of directors of the American Liver Foundation.

We believe that Dr. Vierling serves as a valuable member of our Board due to his extensive medical experience and experience with clinical research.

Required Vote

Stockholders can vote FOR each of the nominees or may WITHHOLD their vote from one or more of the nominees.

The Class II director nominees receiving a plurality of the affirmative votes cast at the meeting shall be elected as Class II directors.

Withheld votes and broker non-votes will have no effect on the voting results.

Recommendation of the Board

The Board recommends a vote FOR the election of each of the Class II director nominees listed above.

Other Directors Not Up for Re-election at this Meeting

Class I Directors

Stephanie Davis

Ms. Davis has served as a member of our Board since April 2019. She is currently a Senior Client Partner at Korn Ferry, where she has led the Private Equity/Technology markets in North America since August 2017 and is a core member of the CEO & Board practices. Prior to joining Korn Ferry, Ms. Davis spent 17 years at Spencer Stuart, another leading global executive search firm where she was a member of the CEO & Board Practice. Earlier in her career, she led the international division of educational software company, Jostens Learning Corporation, and was a management consultant with McKinsey & Company. Throughout her career, Ms. Davis has been active with several nonprofits. Previously she served as a National Trustee for The Boys & Girls Clubs of America; a Trustee and Chair, Committee on Trustees for The Buckley School; and a board member for Los Angeles Team Mentoring. Ms. Davis is a member of the board of directors of Software Acquisition Group, Inc. III (Nasdaq: SWAG) since August 2021 and is the chair of the compensation committee and member of the audit committee. Ms. Davis is a frequent speaker on board governance and women in the boardroom, including: Princeton University’s She ROARS Conference 2018, “Earning your Stripes: The Journey to Board Membership”; Harvard Business School Reunion 2017, “Women on Boards”; and several corporate conferences. She is a founding sponsor of “2020 Women on Boards” national campaign, and member of WomenCorporateDirectors. Ms. Davis earned her Master of Business Administration from Harvard Business School and Bachelor of Science in Engineering, cum laude, from Princeton University.

We believe that Ms. Davis serves as a valuable member of our Board due to her expertise in corporate governance, executive compensation, and executive leadership qualifications.

Benson Kwan Hung Tsang

Mr. Tsang has served as a member of our Board since July 2018. Mr. Tsang brings over 30 years of financial and general management experience to Athenex. Mr. Tsang has served as CFO of Maxinovel Pharmaceutical Inc. since July 2021 and as a partner of Hongsen Investment Management Limited, the GP of Hongsen Investment Fund LP, since January 1, 2020. From July 2015 to August 2021, he provided financial and operational advisory services to companies in Canada and China through his consulting firm, Benita Consulting Company. From March 2010 to June 2015, Mr. Tsang served as the Chief Financial Officer of ATA Inc. From July 2006 to February 2009, Mr. Tsang held the role of Chief Financial Officer of WuXi Pharmatech Inc. where he played a crucial role in the company’s successful IPO in 2007. Mr. Tsang was appointed as an independent director of Pharmaron Beijing Co., Ltd. in November 2019. Previously, from November 2011 to March 2013, he served as an independent director of Shangpharma Corp. Mr. Tsang has also held senior positions at PCCW Ltd., Imation Corp., Coopers & Lybrand, and D&T. He is a member of the Chartered Professional Accountants of Canada and the Hong Kong Institute of Certified Public Accountants. Mr. Tsang holds a Bachelor of Commerce degree and an MBA from McMaster University in Ontario, Canada.

We believe that Mr. Tsang serves as a valuable member of our Board due to his extensive financial and management experience.

Jinn Wu

Dr. Wu has served as a member of our Board since April 2007. In 1987, Dr. Wu founded XenoBiotic Laboratories, Inc., or XBL, in Plainsboro, New Jersey, a contract research organization that provides an extensive array of clinical and preclinical research services to the biotechnology and pharmaceutical industries, and he served as its President until September 2014. Since then, Dr. Wu has served as Chief Scientific Officer and Senior Vice President of WuXi AppTec from 2015 to 2016 and, from 2017 through October 2018, as Scientific Strategic Advisor to WuXi AppTec Group. Dr. Wu has served as Chairman of the Board of AiViva Biopharma since 2016 and a member of the board of directors of Handa Biopharmaceuticals, Inc. since 2017. Dr. Wu earned a Ph.D in Natural Products and Medicinal Chemistry from Ohio State University and spent several years as a research scientist at FMC Corporation (NYSE: FMC) before founding XBL. He is an adjunct professor at the Rutgers School of Biomedical and Health Sciences and is a member of the American Association of Pharmaceutical Scientists, the International Society for the Study of Xenobiotics, the American Society of Pharmacognosy and the American Chemical Society.

We believe that Dr. Wu serves as a valuable member of our Board due to his extensive medical experience and experience with clinical and preclinical research services.

Class III Directors

Johnson Y.N. Lau

Dr. Lau has served as our Chief Executive Officer since 2011 and as Chairman of our Board since our inception in 2003. Dr. Lau has had extensive leadership experience in both scientific and business management. He previously served as Chairman and Chief Executive Officer of Ribapharm Inc. (“Ribapharm”), a company that engages in the development, acquisition, and commercialization of products for the treatment of diseases principally in the antiviral and anticancer areas, and oversaw the company’s initial public offering in 2002. Ribapharm was acquired by Valeant Pharmaceuticals International (now known as Bausch Health) in 2003. Prior to Ribapharm, he served as Senior Vice President and Head of Research and Development for the pharmaceutical company, ICN Pharmaceuticals Inc. (“ICN”). Prior to joining ICN, Dr. Lau served as the Senior Director of Antiviral Therapy Research at the pharmaceutical company, Schering-Plough Corporation. Dr. Lau has contributed more than 200 scientific publications, editorials/reviews and chapters in peer reviewed scientific journals and has edited two books. He was a Director of the Board of Chelsea Therapeutics International, Ltd., a pharmaceutical company, serving as the chair of the Audit and Risk Management Committee as well as the Corporate Governance Committee. He previously served on the board of Porton Fine Chemicals Ltd., a pharmaceutical company now known as Porton Pharma Solutions Ltd. (“Porton”), from March 2016 until December 2019. In 2020, Dr. Lau paid an administrative fine of RMB 100,000 (approximately $14,150) to the China Securities Regulatory Commission (“CSRC”) in connection with certain accounting and compliance infractions by senior leaders at Porton that occurred while he served as a director. Dr. Lau was not a member of the Audit or the Corporate Governance Committees and was only informed of the infractions following the occurrence of the events by the Audit Committee. While Dr. Lau had appealed the penalty imposed by the CSRC and filed an administrative lawsuit, the Beijing Financial Court sustained the decision of the CSRC in March 2022. Dr. Lau also serves on the board of directors of private companies including Avalon Biomedical and AiViva Biopharma, Inc., as well as serving the Hong Kong X-Tech Startup platform as a general partner and mentor. He is also and is an honorary professor/adjunct professor of Hong Kong Polytechnic University, and a board member of a number of private companies, including C-MER Eye Care Holdings Limited, D&J Technology Limited, and RainsOptcs Limited. Dr. Lau received his medical degree (M.B.B.S.) and medical doctorate degree (M.D.) from the University of Hong Kong. He is also a Fellow of the Royal College of Physicians.

We believe that Dr. Lau serves as a valuable member of our Board due to the perspective and experience he brings as our Chief Executive Officer and Chairman.

Jordan Kanfer

Mr. Kanfer has served as a member of our Board since April 2019. Mr. Kanfer has served as a Senior Healthcare Analyst at Maven Investment Partners since May 2019. He was the Managing Director, Convertible and Equity Research at Opti Capital Management, where he was responsible for all aspects of healthcare investing for both credit and equity components, from March 2018 to April 2019. He is currently a member of the American College of Healthcare Executives and serves on the Board of Advisors for dB Diagnostics Systems. Mr. Kanfer’s investment management experience includes working in various managerial and senior analyst roles, most recently for Arrowgrass Capital Partners from July 2014 to February 2018, and previously at TPG-Axon Capital, JANA Partners, and SAC Capital. Prior to working on the buy-side, Mr. Kanfer was a Vice President at Goldman, Sachs & Co., and previously worked in the healthcare industry in multiple consulting and operations capacities. He received an M.P.H. from the University of Massachusetts at Amherst and a B.A. in history from Yeshiva University.

We believe that Mr. Kanfer serves as a valuable member of our Board due to his extensive financial experience.

Robert Spiegel

Dr. Spiegel has served as a member of our Board since August 2020. Dr. Spiegel has over 30 years of extensive R&D and operational experience in biopharmaceuticals, including large pharmaceutical and biotechnology companies and academic startups as well as an advisor to venture capital and private equity funds. Dr. Spiegel was an Assistant Professor and Director of the Developmental Therapeutics Program at New York University Medical Center from September 1980 to November 1983 and then spent 26 years at Schering-Plough (now Merck & Co.) from November 1983 to December 2009, where he joined as the first Director for Oncology Clinical Research. He then held a series of senior executive positions, including Senior Vice President for Worldwide Clinical Research and Chief Medical Officer. During his time at Schering-Plough he led teams that took numerous drug candidates through clinical development, was involved with over 30 New Drug Application approvals by the U.S. Food and Drug Administration (“FDA”), participated in multiple due diligence reviews and in-licensing decisions, re-engineered pharmacovigilance and risk management areas, and built a quality system for all research operations. Dr. Spiegel is a consultant to the biotech industry and has served on the Scientific Advisory Board and Board of Directors of multiple biotech companies. He received his B.A. from Yale University and his M.D. from the University of Pennsylvania. He received his specialty training in Medical Oncology at the National Cancer Institute, NIH.

We believe that Dr. Spiegel serves as a valuable member of our Board due to his drug development expertise.

CORPORATE GOVERNANCE MATTERS

Information about our Board

Our Board currently consists of nine directors, seven of whom are considered independent directors, as defined in the currently applicable Nasdaq Stock Market listing standards. Ms. Campbell has notified the Board of her intention not to stand for reelection at the Annual Meeting. After the conclusion of the Annual Meeting, the Board will consist of eight directors, six of whom are considered independent directors. The directors who are not considered independent are Dr. Fok, who is deemed not to be independent because he had a material relationship with us within the last three years, and our Chief Executive Officer, Johnson Y.N. Lau. Our amended and restated certificate of incorporation and amended and restated bylaws provide that the number of directors on the Board may be determined from time to time by resolution of the Board. Our Board is currently divided into three classes, as follows:

•	Class I, which consists of Stephanie Davis, Benson Tsang and Jinn Wu, whose terms will expire at our annual meeting of stockholders to be held in 2024;

•	Class II, which consists of A. Kim Campbell, Manson Fok and John Moore Vierling, M.D., whose current terms will expire at this Annual Meeting; and

•	Class III, which consists of Johnson Y.N. Lau, Jordan Kanfer and Robert Spiegel, whose terms will expire at our annual meeting of stockholders to be held in 2023.

Upon the expiration of the initial term of office for each class of directors, nominees for such class shall be elected for a term of three years and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any additional directorships resulting from an increase in the number of directors or a vacancy will be filled by the majority vote of the remaining directors then in office. Because approximately one-third of our directors will be elected at each annual meeting, two consecutive annual meetings of stockholders could be required for the stockholders to change a majority of the Board.

As Chairman of the Board, Dr. Lau has authority to, among other things, call and preside over meetings of our Board, set meeting agendas in consultation with the chairs of the committees of the Board and with the approval of the Lead Independent Director, and perform such other duties and responsibilities as requested by the Board. Accordingly, Dr. Lau, along with the Lead Independent Director, has the ability to shape the work of the Board. We believe Dr. Lau’s experience at the Company and on other public company boards allows him to possess detailed and in-depth knowledge of the issues, opportunities, and challenges facing the Company and our business, and therefore, positions him well to develop agendas with the chairs of the committees of our Board and the Lead Independent Director that ensure our Board’s time and attention are focused on critical matters.

We believe that combining the positions of Chief Executive Officer and Chairman of the Board helps to ensure that our Board and management act with a common purpose. In our view, separating the positions of Chief Executive Officer and Chairman has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken our ability to develop and implement strategy. Instead, we believe that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined Chief Executive Officer and Chairman is better positioned to act as a bridge between management and our Board, facilitating the regular flow of information. While our Board believes the combination of these positions has served us well, and intends to maintain this combination of roles where appropriate and practicable, our Board may separate the positions of Chief Executive Officer and Chairman of the Board in the future.

When the Chairman of the Board and Chief Executive Officer are one person, a majority of our Board’s independent directors designate a Lead Independent Director to provide additional independent leadership and oversight to our Board. The Lead Independent Director serves as a liaison between the Chairman of the Board and the independent directors, leads executive sessions of the Board, leads the Board in discussions concerning the Chief Executive Officer’s employment, performance, compensation and dismissal, approves meeting agendas and meeting schedules for our Board, approves information sent to the Board, is available for consultation and direct communication if requested by major stockholders and performs such other duties and responsibilities as requested by the Board. Ms. Campbell is currently the Lead Independent Director and will serve in that position until her retirement at the Annual Meeting.

Director Independence

Our Board has determined that each of Drs. Spiegel, Vierling and Wu, Mses. Campbell and Davis, and Messrs. Kanfer and Tsang are “independent” as defined in the currently applicable Nasdaq Stock Market listing standards. Each member of our Audit Committee, Compensation Committee and Nominating and Governance Committee are “independent” as defined in the currently applicable Nasdaq Stock Market listing standards, and each member of our Audit Committee and Compensation Committee also meet the heightened standard of “independence” under the Nasdaq Stock Market listing standards for Audit Committee and Compensation Committee members, as applicable.

Family Relationships

There is no family relationship between any director, executive officer or person nominated to become a director or executive officer of the Company.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, our Board has a policy of regularly conducting executive sessions of independent directors at scheduled meetings led by the Lead Independent Director and at such other times requested by other independent directors. Executive sessions do not include Drs. Lau and Fok.

Selection of Nominees for the Board

For each meeting of stockholders to elect members of the Board, our Nominating and Governance Committee will recommend that the Board nominate qualified candidates whom our Nominating and Governance Committee has evaluated to stand for election to the Board. In addition, our Nominating and Governance Committee is responsible for establishing the procedures for our stockholders to nominate candidates to the Board. The committee has not formulated any specific minimum qualifications for director candidates, but has determined certain desirable characteristics, including experience, integrity, competence, diversity, skills, industry knowledge and independence. One of the core functions of our Nominating and Governance Committee is to provide assistance to the Board in ensuring the diversity of the Board. While we do not have a formal policy regarding the consideration of diversity in identifying nominees for director, we support diversity at all levels within the Company and will continue to seek out individuals who will bring a diversity in perspectives, experiences and background to the Board and include such individuals as candidates for Board positions.

Our Nominating and Governance Committee will consider nominations for director candidates by our stockholders. Stockholders may submit candidates for nomination to the Board based on the criteria set forth by the Nominating and Governance Committee and the Board in accordance with the procedures set forth in our amended and restated bylaws.

Stockholders wishing to recommend a candidate for nomination should submit such nomination in writing in accordance with the section below entitled “Communications with the Board.” Our Nominating and Governance Committee evaluates nominees recommended by stockholders in the same manner in which the committee evaluates nominees recommended by other persons as well as its own nominee recommendations.

Board Diversity Matrix

The table below provides certain highlights of the composition of our Board as of April 12, 2022. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of April 12, 2022)
Total Number of Directors	9
	Female	Male	Non-Binary	Did not Disclose Gender
Part I: Gender Identity
Directors	2	6	—	1
Part II: Demographic Background
Asian	—	3	—	—
White	2	2	—	—
LGBTQ+	1
Did not Disclose Demographic Background	2

Information Regarding Meetings of the Board and Committees

During 2021, our Board held 13 meetings. All of our directors attended at least 75% of the aggregate of all meetings of the Board and the committees on which he or she served during 2021. We do not have a formal written policy with respect to directors’ attendance at our annual meetings of stockholders. All of our directors attended our 2021 annual meeting of stockholders.

Board Committees

Committees of the Board

Our Board directs the management of our business as provided by Delaware law and conducts its business through meetings of the Board and its committees. The composition of these Board committees complies, when required, with the Nasdaq Stock Market listing standards and applicable law. The following table provides membership information of our directors in each of our Audit Committee, Compensation Committee, Nominating and Governance Committee, Finance Committee and Scientific and Products Committee as of April 12, 2022:

	Audit Committee	Compensation Committee	Nominating & Governance Committee	Finance Committee	Scientific & Products Committee
A. Kim Campbell
Stephanie Davis
Manson Fok
Jordan Kanfer
Robert Spiegel, M.D., FACP
Johnson Lau, M.D.
Benson Kwan Hung Tsang
John Moore Vierling, M.D.
Jinn Wu, Ph.D.

= Committee Chair

= Committee Member

= Audit Committee Financial Expert

From time to time, other committees may be established under the direction of the Board when necessary to address specific issues. Our Board has adopted written charters for each of our Audit Committee, Compensation Committee, Nominating and Governance Committee, Finance Committee and Scientific and Products Committee, all of which are available under Investors—Corporate Governance—Governance Highlights section of our website at www.athenex.com.

Audit Committee

Our Audit Committee consists of Messrs. Tsang (Chair) and Kanfer and Dr. Wu. Our Audit Committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Each of Messrs. Tsang and Kanfer and Dr. Wu satisfy the independence requirements of Rule 5605(a)(2) and Rule 5605(c) of the Nasdaq Stock Market listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Audit Committee met four times during our 2021 fiscal year.

Our Audit Committee is responsible for, among other things:

•	overseeing our corporate accounting and financial reporting processes, our internal audit function, and the audit of our financial statements by our independent registered public accounting firm;

•

reviewing the qualifications, independence and performance of our independent registered public accounting firm, appointing the independent registered public accounting firm and determining and approving the fees paid to such firm;

•	monitoring the quality and integrity of our financial statements and reports;

•

reviewing the results of the annual audit, including recommending their inclusion in our annual report, and reviewing quarterly financial statements and the disclosures in our periodic reports filed with the SEC;

•

periodically reviewing the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by the independent registered public accounting firm and our senior management, and reviewing and evaluating the organization and performance of our internal audit function;

•

reviewing the results of management’s efforts to monitor financial and regulatory compliance with our programs and policies designed to ensure adherence to applicable laws and rules, as well as to its Code of Business Conduct and Ethics (“Code of Conduct”), including review and approval of related party transactions as applicable;

•	preparing the Audit Committee Report to be included in our annual proxy statement;

•

reviewing our guidelines and policies with respect to risk assessment and risk management, including major financial risk exposures and the steps taken by management to monitor and control these exposures; and

•	overseeing, with our Compensation Committee, our compensation policies and practices to avoid creating risks that are reasonably likely to have a material adverse effect on us.

Our Board has affirmatively determined that Mr. Tsang is qualified as the “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. The designation does not impose on Mr. Tsang any duties, obligations or liabilities that are greater than those generally imposed on members of the Audit Committee and the Board.

Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to this committee.

Compensation Committee

Our Compensation Committee consists of Ms. Davis (Chair) and Mr. Tsang and Dr. Vierling. Each of Ms. Davis, Mr. Tsang and Dr. Vierling satisfy the independence requirements of Rule 5605(a)(2) and Rule 5605(d) of the Nasdaq Stock Market listing standards. Our Compensation Committee met four times during our 2021 fiscal year.

Our Compensation Committee is responsible for, among other things:

•	reviewing our overall compensation philosophy, goals and objectives and establishing, reviewing and approving policies regarding our executive compensation programs and practices;

•

reviewing and recommending to our Board compensation for our chief executive officer, other executive officers and members of our Board based on a review of, among other things, our performance, relative stockholder returns, compensation programs at comparable companies, and past awards to the chief executive officer, other executive officers, and members of our Board;

•	evaluating the performance of the chief executive officer based on the goals and objectives established for the chief executive officer, including our performance and relative stockholder returns;

•

reviewing and recommending to our Board annual and long-term incentive compensation plans for executive officers and any employment, compensation or retirement arrangements with the executive officers;

•	reviewing, administering and, if necessary, revising our 401(k) plan, any deferred compensation plans, and any additional employee benefit plans;

•	reviewing with management our major compensation-related risk exposures and the steps management has taken, or should consider taking, to monitor or mitigate such exposures;

•	engaging, managing and reviewing the performance of any compensation consultant providing us services;

•	preparing the Compensation Committee Report to be included in our annual proxy statement;

•

overseeing our compliance with regulatory requirements associated with compensation of our directors, executive officers and other employees, including reviewing executive compensation disclosures, any conflict of interest disclosure with regard to any compensation consultant retained by our Compensation Committee, and any other compensation disclosure prepared in response to disclosure requirements to the extent applicable to us; and

•	reviewing the stockholder advisory votes on say-on-pay and say-on-frequency.

Our Compensation Committee, when appropriate, may delegate authority to subcommittees and may delegate authority to one or more designated members of the Compensation Committee.

Pursuant to its written charter, our Compensation Committee has the authority to engage the services of a compensation consultant, legal counsel and other outside advisors as it deems appropriate to assist it in the evaluation of the compensation of our directors, principal executive officer or other executive and non-executive officers, and in the fulfillment of its other duties. We are responsible for providing the appropriate funding, as determined by our Compensation Committee, for payment of reasonable compensation to any such advisors. Our Compensation Committee retained Gallagher, a compensation consultant, in connection with determining our 2021 fiscal year bonus payout levels as discussed in more detail further below.

Nominating and Governance Committee

Our Nominating and Governance Committee consists of Mses. Campbell and Davis and Dr. Spiegel. All members of our Nominating and Governance Committee are independent directors, as defined in Rule 5605(a)(2) of the Nasdaq Stock Market listing standards. Our Nominating and Governance Committee met four times during our 2021 fiscal year.

Our Nominating and Governance Committee is responsible for, among other things:

•	identifying and screening candidates for our Board, and recommending nominees for election as directors;

•	reviewing and evaluating any candidates for our Board submitted by our stockholders;

•	monitoring and safeguarding the independence of our Board, including evaluating any conflicts of interest;

•	developing and recommending to our Board a set of corporate governance guidelines, as well as reviewing these guidelines and recommending any changes to our Board;

•

reviewing the structure of our Board’s committees and recommending to our Board for its approval directors to serve as members of each committee, and where appropriate, making recommendations regarding the removal of any member of any committee;

•	evaluating our Board and management on an annual basis;

•	reviewing and monitoring our Code of Conduct, and evaluating management’s communication of the importance of our Code of Conduct; and

•	generally advising our Board on corporate governance and related matters.

Finance Committee

The Finance Committee consists of Dr. Lau (Chair) and Messrs. Kanfer and Tsang. The Finance Committee met once during our 2021 fiscal year. In addition to any duties and responsibilities assigned to the committee from time to time by our Board, the Finance Committee is responsible for:

•	reviewing and approving changes to our capital structure, including equity and debt issuances and redemptions;

•	reviewing, negotiating and approving proposed credit facilities, letters of credit, borrowings and guarantees requiring Board approval; and

•	reviewing, negotiating and approving proposed equity offerings of the Company.

Scientific and Products Committee

The Scientific and Products Committee consists of Drs. Spiegel (Chair), Fok, Vierling and Wu. The Scientific and Products Committee met once during our 2021 fiscal year. In addition to any duties and responsibilities assigned to the committee from time to time by our Board, the Scientific and Products Committee is responsible for:

•

reviewing, evaluating and advising the Board and management on the strategy, objectives and priorities, as well as robustness and quality, of the Company’s current and planned R&D programs and technology initiatives, with respect to their impact on the Company’s potential performance, growth and competitive position;

•	identifying and providing the Board with strategic advice on significant emerging science and technology issues, innovations and trends;

•	assisting the Board in its oversight of the Company’s risk management in areas affecting or relating to R&D, technology and intellectual property of the Company;

•	assisting the Board and management on the overall intellectual property strategy of the Company;

•	reviewing new technology in which the Company is, or is considering, investing;

•	meeting with management to review the efficacy and safety profile of new products before they are launched by the Company;

•	assisting the Board and management in scientific and R&D aspects and relevant business implications of the Company’s acquisitions, transactions and other business development activities; and

•	reviewing and making recommendations on such other topics as deemed appropriate.

Risk Oversight

While our senior management has responsibility for the management of risk, our Board plays an important role in overseeing this function. Our Board regularly reviews our market and business risks during its meetings and each of the Board’s committees oversees risks associated with its respective area of responsibility. In particular, our Audit Committee oversees risk related to our accounting, tax, financial and public disclosure processes. It also assesses risks associated with our financial assets and risks related to cybersecurity. Our Compensation Committee oversees risks related to our compensation and benefit plans and policies to ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on us. Our Nominating and Governance Committee seeks to minimize risks related to our governance structure by implementing sound corporate governance principles and practices. Each of our committees reports to the full Board as appropriate on its efforts at risk oversight and on any matter that rises to the level of a material or enterprise level of risk.

In addition, to bolster our Board’s ability to fulfill its risk oversight function, our Nominating and Governance Committee is responsible for developing and overseeing an orientation program for new directors and a continuing education program for all directors. Our Board believes that director orientation and continuing education is essential to valuable Board participation and decision making. In addition, portions of certain Board meetings will be devoted to educational topics at which senior management and outside subject matter experts present information regarding matters such as our industry, business operations, strategies, objectives, risks, opportunities, competitors and important legal and regulatory issues. We encourage directors to periodically pursue or obtain appropriate programs, sessions or materials and we will reimburse directors for reasonable expenses in accordance with our policy.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Conduct that establishes the standards of ethical conduct applicable to all directors, executive officers and employees of the Company and addresses, among other things, conflicts of interest, corporate opportunities, regulatory reporting, corporate communications, and confidentiality requirements. The Code of Conduct also addresses, among other things, keeping appropriate records to ensure proper disclosure controls and procedures and internal controls over financial reporting. We intend to disclose any amendments to the Code of Conduct, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements. Our Nominating and Governance Committee is responsible for applying and interpreting our Code of Conduct in situations where questions are presented to it. Our Audit Committee, in conjunction with our Nominating and Governance Committee, monitors the employee hotline for concerns relating to the Code of Conduct and accounting or auditing concerns. Our Code of Conduct is posted under Investors—Corporate Governance—Governance Highlights section of our website at www.athenex.com.

Communications with the Board

Stockholders who wish to communicate with members of our Board, including the independent directors individually or as a group, may send correspondence to their attention, care of our Corporate Secretary, at our principal executive offices at 1001 Main Street, Suite 600, Buffalo, NY 14203. Any stockholder communications will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by our Board due to the nature or volume of the correspondence.

Corporate Social Responsibility

COVID-19 Efforts

Health and safety in the workplace for our employees and personnel has been of primary importance, particularly with the many issues surrounding the COVID-19 pandemic. In response to the pandemic, we have taken actions aligned with the Centers for Disease Control and Prevention to protect our workforce so that our workforce can more safely and effectively perform their work. We have invested in systems and technology to allow many employees the ability to work remotely. We have implemented wellness checks for employees including officers and board members. We did not lay off or furlough our work force in response to the COVID-19 pandemic.

Philanthropy, Community Outreach, Volunteerism and Giving

We believe that our success as a company is dependent in large part on our personnel and the dedication and compassion they exhibit in bringing our culture to life. We and our personnel feel strongly about the Company’s mission to improve the lives of cancer patients and volunteer time and monetary support at a number of charitable organizations in the field, including foundations supporting children fighting cancer and blood disorders as well as Hospice organizations. We and our personnel also feel strongly about giving back to our communities and support, among other organizations, local foundations for women, and disaster relief, and encourage our personnel to be actively involved in their communities.

Diversity & Inclusion

Our People

Supporting our people is a fundamental value and we monitor our compensation and total reward programs closely and provide a competitive mix of compensation and benefits for all employees, including competitive salaries, bonus opportunities, incentive compensation opportunities, and other benefits.

We maintain a rich diverse culture. We believe that our diverse workforce is an asset and the skills, experience, and industry knowledge of our employees significantly benefit our operations and performance. We believe in a culture of equity, diversity, and inclusion. We are also committed to advancing safe and respectful work environments. We recognize and value that our employees can make important contributions to our business based on their individual talents, backgrounds, and expertise, allowing everyone to thrive personally and professionally. We strive for a diverse workforce at every level of the Company and its board of directors.

Our Board

We believe a board with a diverse set of viewpoints, backgrounds, and expertise is best positioned to provide broad perspectives to our management team as it assesses the challenges and opportunities impacting our business. A diverse board is more likely to consider a broader range of possibilities and help management achieve better outcomes. While we do not have a formal policy regarding the consideration of diversity in identifying nominees for director, we support diversity at all levels within the Company and will continue to seek out individuals who will bring a diversity in perspectives, experiences and background to the Board and include such individuals as candidates for Board positions.

DIRECTOR COMPENSATION

After taking into account managements’ reports on director compensation practices at comparable public companies, our Board determines the compensation of its members. In accordance with our Corporate Governance Guidelines, a significant component of our Board’s compensation is stock-based, which we utilize together with cash compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the time commitment and skill level required of members of our Board in addition to the competitive market for director compensation.

The following table sets forth the total compensation earned by each of our non-employee directors in 2021.

Name	Fees earned or paid in cash	Stock awards(1)	Option awards(1)	All other compensation	Total
	($)	($)	($)	($)	($)
A. Kim Campbell (2)	32,000	28,500	14,787		75,287
Stephanie Davis (3)	38,000	33,250	17,252		88,502
Manson Fok (4)	30,667	23,750	12,566		66,983
Jordan Kanfer (5)	34,000	28,500	14,787		77,287
Robert Spiegel (6)	39,333	33,250	17,739	66,750	157,072
Benson Kwan Hung Tsang (7)	46,000	38,000	19,716		103,716
John Moore Vierling (8)	34,667	28,500	15,031		78,198
Jinn Wu (9)	34,667	28,500	15,031		78,198

1.

Represents aggregate grant date fair value of the awards under FASB ASC Topic 718, Compensation—Stock Compensation. Amounts are determined using the Black-Scholes Method and the assumptions set forth in Note 15—Stock-Based Compensation to our audited financial statements contained in our 2021 Annual Report on Form 10-K.

2.

Ms. Campbell held restricted stock units (“RSUs”) representing the contingent right to receive 7,500 shares of common stock and options to purchase 133,500 shares of our common stock as of December 31, 2021.

3.	Ms. Davis held RSUs representing the contingent right to receive 8,750 shares of common stock and options to purchase 43,750 shares of our common stock as of December 31, 2021.
4.	Dr. Fok held RSUs representing the contingent right to receive 6,250 shares of common stock and options to purchase 352,250 shares of our common stock as of December 31, 2021.
5.	Mr. Kanfer held RSUs representing the contingent right to receive 7,500 shares of common stock and options to purchase 35,000 shares of our common stock as of December 31, 2021.
6.

Dr. Spiegel held RSUs representing the contingent right to receive 8,750 shares of common stock and options to purchase 16,042 shares of our common stock as of December 31, 2021. Amounts in all other compensation relate to consulting services provided by Dr. Spiegel to the Company.

7.	Mr. Tsang held RSUs representing the contingent right to receive 10,000 shares of common stock and options to purchase 57,250 shares of our common stock as of December 31, 2021.
8.	Dr. Vierling held RSUs representing the contingent right to receive 7,500 shares of common stock and options to purchase 32,500 shares of our common stock as of December 31, 2021.
9.	Dr. Wu held RSUs representing the contingent right to receive 7,500 shares of common stock and options to purchase 280,000 shares of our common stock as of December 31, 2021.

Narrative to Director Compensation Table

In 2021, our non-employee directors received an annual retainer of $26,000 for serving on the Board, plus a fee of $4,000 for each committee for which they serve as a non-chair member. The chairs of each of our Audit Committee, Compensation Committee, Nominating and Governance Committee, and Scientific and Products Committee are compensated in the form of a $12,000, $8,000, $6,000 and $8,000 retainer, respectively

Directors are also entitled to fees for extra committee meetings in the following amounts: (i) Audit Committee members receive $1,000 for each additional meeting in the event more than four meetings are held in a given year, (ii) Compensation Committee members receive $500 for each additional meeting in the event more than four meetings are held in a given year and (iii) Nominating and Governance Committee members receive $500 for each additional meeting in the event more than two meetings are held in a given year.

No retainer was paid to Dr. Lau for his service as a director or as the chair of the Finance Committee.

In August 2021, the Compensation Committee approved equity awards for our directors and determined that half of the awards would be granted as options to purchase our common stock and half of the awards would be restricted stock units (“RSUs”) vesting in full one year after the grant date. The aggregate shares underlying the awards approved by the Compensation Committee were determined as follows: (i) 10,000 shares for each non-employee director; (ii) 5,000 shares for each committee chair; and (iii) 2,500 shares for each committee member.

All directors are entitled to reimbursement of their reasonable out-of-pocket expenses for attendance at Board and committee meetings.

EXECUTIVE OFFICERS

The following table provides information with respect to our executive officers as of April 12, 2022:

Name	Age	Position(s)
Johnson Lau, M.D.	61	Chief Executive Officer and Chairman of the Board
Jeffrey Yordon	73	Chief Operating Officer and President, Athenex Pharmaceutical Division
Joe Annoni	53	Chief Financial Officer
Timothy Cook	60	Chief Business and Commercial Officer, Proprietary Drugs
Rudolf Kwan, M.B.B.S.	69	Chief Medical Officer
Daniel Lang, M.D.	56	President, Athenex Cell Therapy
Michael Smolinski	45	Chief Scientific Officer

The following is a biographical summary of the experience of our executive officers, other than Dr. Lau, whose biography appears above in “Proposal One—Election of Directors—Class III Directors.”

Jeffrey Yordon

Mr. Yordon joined our company as President, Athenex Pharmaceutical Division in April 2016 and in February 2017 he was appointed as our Chief Operating Officer. Mr. Yordon has held multiple senior management positions in the pharmaceutical industry over the last 46 years. Mr. Yordon was the Founder, Chairman and Chief Executive Officer of Sagent Pharmaceuticals from 2007 until joining us in 2016. Prior to that, Mr. Yordon was the COO of American Pharmaceutical Partners where he was a co-founder until the company was eventually sold to Fresenius. Mr. Yordon was the CEO of Faulding Pharmaceuticals, CEO and founder of YorPharm, COO of Gensia Pharmaceuticals and he was involved in the sale of each of these companies to Apotex, Teva and Hospira, respectively. Mr. Yordon was an Ernst & Young Entrepreneur of the Year in 2011, was inducted into the Chicago Entrepreneur Hall of Fame in 2014, won a prestigious Innovation Award from the City of Chicago, was appointed to the Chicago Innovation Council in 2014, was appointed by Governor Rauner to the Illinois Sports Facilities Authority in 2015, has been appointed to be the Chairman of the Board of the Northern Illinois University Foundation, is the Chair of the NIU Political Science Advisory Panel and is actively involved in the NIU Athletic program. Mr. Yordon received a B.A. in Political Science from Northern Illinois University.

Joe Annoni

Joe Annoni has served as our Chief Financial Officer since February 2022. Mr. Joe Annoni has experience working in private equity, investment banking, and consulting and advisory work, with over 20 years of corporate finance experience. Prior to joining Athenex, Mr. Annoni served as Managing Director and a strategic corporate finance advisor with GFW Partners, a boutique advisory firm, beginning in 2010. Mr. Annoni co-founded NHA Capital, a family office investment firm, where he led private equity and venture capital investment activities from 2007 to

2010. Before co-founding NHA, he was a Vice President at investment banking firm Roth Capital where he led M&A and capital market advisory engagements. Early in his career, Joe was employed at PricewaterhouseCoopers advising Fortune 100 clients across a broad range of engagements including strategy, acquisitions, divestitures, restructuring, and operational improvements

Timothy Cook

Mr. Cook has served as Chief Business and Commercial Officer, Proprietary Drugs since December 2021 and previously served as the Company’s Senior Vice President of Global Oncology since July 2018. Prior to joining the Company, Mr. Cook served as the Vice President and Chief Operating Officer for Lilly Oncology from February 2017 until December 2017 after serving in various roles of increasing responsibility beginning in November 2000.

Rudolf Kwan

Dr. Kwan has served as our Chief Medical Officer since 2014 and has advised our company since 2008. Until February 2017, Dr. Kwan was engaged on a consultant basis. Dr. Kwan has over 20 years of experience in the pharmaceutical industry in global clinical development and operations. Before joining us, he served dual roles at Schering-Plough as Vice President and Regional Head of Asia Pacific Global Clinical Operations and Vice President of Global Clinical Development (“CNS”). In the clinical operations position, Dr. Kwan successfully recruited Heads of Clinical Operations for China, South East Asia, Australia, Taiwan and South Korea and set up the infrastructure to conduct global clinical trials in Asia Pacific for Schering-Plough. As Vice President of Global CNS he was responsible for the clinical development of all Schering-Plough’s central nervous system drugs, globally, where his achievements included overseeing development and execution of a bioequivalence registration strategy for a new formulation of Temodol for glioblastoma, which led to a simultaneous global registration. He also designed and executed multiple global development programs. He held similar positions at Chiron Corporation and was at Smith-Kline Beecham. Dr. Kwan obtained his medical degree (MBBS) from the University of Hong Kong, and received subsequent training at the University of Wales and is a member of the Royal College of Physicians in the United Kingdom. He was a member and Chair of the Data Monitoring and Safety Board and Protocol Review Board for the Clinical Trial Network of the National Institute on Drug Abuse of the U.S. National Institutes of Health (NIH). He was also a member of several advisory panels and grant review panels for the NIH.

Daniel Lang

Dr. Lang has served as President, Athenex Cell Therapy since 2021. Since 2019, Dr. Lang has also served as the Senior Director of Corporate Development and President of Axis Therapeutics. Dr. Lang brings to Athenex over 25 years of experience in medicine, healthcare investment as well as leadership and business. Prior to joining Athenex, Dr. Lang served as Chief Investment Officer of the RS Value franchise, acquired by Victory Capital in 2016, focused on domestic equity strategies since 2016. Prior to joining RS Investment Management in 2009, he was an analyst at Farallon Capital Management covering biotech, medical device, pharma, and healthcare services globally. Previously, he was a senior associate at a venture capital firm, Brilleon Capital and the co-founder and CFO of Sapient Medical Group. Dr. Lang was a clinical fellow and a post-doctoral research fellow in cardiology at the University of California, San Francisco and the Gladstone Cardiovascular Research Institute. Dr. Lang was board certified in internal medicine and a Chief Medical Resident at Mount Sinai Hospital in New York. Dr. Lang holds a BA in Chemistry from Cornell University and an MD from Cornell University Medical College.

Michael Smolinski

Dr. Smolinski has served as the Company’s Chief Scientific Officer since August 2021. Prior to his appointment as Chief Scientific Officer he served as the Company’s Vice President of Preclinical Operations and primary chemist since 2008. Dr. Smolinski has contributed substantially to the development of Athenex’s clinical pipeline, operations, and platform technologies and has made significant contributions to Athenex’s clinical pipeline through hands-on research and management of IND-enabling studies including many aspects of drug substance, product, and process development. Prior to joining Athenex, Dr. Smolinski completed a postdoctoral position at Scripps Florida where he focused on the drug discovery of kinase inhibitors. Dr. Smolinski obtained his PhD from SUNY Buffalo.

PROPOSAL TWO — ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS

We are asking our stockholders to approve, on a non-binding advisory basis, our executive compensation as reported in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.

As described below in the Compensation Discussion and Analysis, or CD&A, section of this Proxy Statement, our Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	to attract and retain highly qualified executives;

•	incentivize these executives to contribute to both short and long-term business and clinical development goals; and

•	align executive compensation with the creation of long-term stockholder value.

We urge stockholders to read the CD&A section of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative in the CD&A, which provide detailed information on the compensation of our NEOs. Our Compensation Committee and our Board believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our NEOs reported in this Proxy Statement is fair, reasonable and consistent with the objectives of our philosophy and compensation program.

Therefore, in accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking our stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the stockholders determine, on an advisory basis, that the compensation paid to our named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement, is hereby APPROVED.”

At our 2020 annual meeting of stockholders, we recommended, and our stockholders approved, that we hold this non-binding, advisory vote on executive compensation on an annual basis. The next required vote on frequency will occur at our 2026 annual meeting of stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, our Board and our Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. At our 2021 annual meeting of shareholders, 96% of the votes cast in the “say on pay” advisory vote were cast “FOR” approval of our executive compensation.

Required Vote

Stockholders can vote FOR, AGAINST OR ABSTAIN on Proposal Two.

Our Board will consider our stockholders’ preference, as reflected in the vote on Proposal Two, in determining compensation of our NEOs in the future. Abstentions will count as votes against Proposal Two. Broker non-votes will not be counted and will not impact the outcome of the vote on Proposal Two.

Recommendation of the Board

The Board recommends a vote FOR Proposal Two.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Our Compensation Discussion and Analysis (“CD&A”) describes the material elements of our executive compensation program and decisions in 2021 for our named executive officers, or NEOs, who for 2021 were:

•	Johnson Y.N. Lau, our Chief Executive Officer and Chairman of the Board;

•	Steve Adams, our current Chief Accounting Officer, who served as Interim Chief Accounting Officer (Principal Financial and Accounting Officer) from August 2021 until February 2022;

•	Randoll Sze, our former Chief Financial Officer, who served until August 2021;

•	Jeffrey Yordon, our Chief Operating Officer and President, Athenex Pharmaceutical Division;

•	Rudolf Kwan, our Chief Medical Officer; and

•	Daniel Lang, the President of Athenex Cell Therapy.

Following a brief discussion of the performance highlights and key compensation decisions from 2021, we will provide an overview of our compensation framework, including discussions of our compensation philosophy and objectives along with the elements of executive compensation, followed by an outline of our compensation decision process and a discussion of our 2021 executive compensation decisions. Detailed information about our executive compensation can be found under the heading “Compensation Tables” that immediately follows this CD&A.

Performance Highlights from 2021

Our company’s mission is to become a leader in bringing innovative cancer treatments to the market and to improve patient health outcomes. Historically, we focused on the development of our Orascovery platform. Following the receipt of the complete response letter (“CRL”) from the FDA in February 2021 regarding the New Drug Application for oral paclitaxel and encequidar (“Oral Paclitaxel”) for the treatment of metastatic breast cancer, after careful evaluation and prioritization of our R&D pipeline, we decided to focus our R&D resources on our innovative cell therapy platform. This platform includes intellectual property to develop autologous and allogeneic, or “off-the-shelf”, natural killer T (“NKT”) cell immunotherapies for the treatment of solid and hematological malignancies. In 2021, through our partner Almirall, S.A., we continue to rollout the launch of Klisyri® throughout Europe. Klisyri® was available in U.S., Germany, and United Kingdom, and we expect additional tirbanibulin ointment 1% launches in territories such as Australia and Canada through our strategic partnerships with Seqirus Pty Ltd (“Seqirus”), a subsidiary of CSL Limited, and AVIR Pharma Inc (“AVIR”). Our Specialty Pharmaceutical Business also had a successful year in 2021 and performed well, as described in more depth below.

Cell Therapy: Promising Early Data Presented at ASGCT and ASH

In May 2021, we presented an interim data update from the first eleven evaluable KUR-501 patients at the American Society of Gene & Cell Therapy (“ASGCT”). KUR-501 is an autologous product in which NKT cells are engineered with a chimeric antigen receptor (“CAR”) targeting GD2 (“GINAKIT” cells). GD2 is expressed on almost all neuroblastoma tumors and certain other malignancies. KUR-501 is currently being evaluated in a phase 1 clinical trial (GINAKIT2) treating children with relapsed-refractory (“R/R”) high risk neuroblastoma. During this initial evaluation, the safety profile of KUR-501 was manageable, and there was no dose limiting toxicity (“DLT”). There were no grades 3-5 cytokine release syndrome (“CRS”) and no evidence of immune effector cell-associated neurotoxicity syndrome (“ICANS”) Observed responses included one complete response (“CR”) and one partial response (“PR”). Four additional patients have exhibited stable disease (“SD”). We also observed long-term persistence of NKT cells expressing CAR. Importantly, we observed NKT cell localization to the tumor site.

In December 2021, we presented an interim data update on the first five evaluable KUR-502 patients at the American Society of Hematology (“ASH”) annual meeting. KUR-502 is an allogeneic (“off-the-shelf”) product in which NKT cells are engineered with a CAR targeting CD19. KUR-502 is currently being evaluated in a phase 1 clinical trial (ANCHOR) treating adults with R/R CD19 positive malignancies, including B cell lymphoma, acute lymphoblastic leukemia (“ALL”), and chronic lymphocytic leukemia (“CLL”). The safety profile was manageable with no DLT. There was one case of grade 1 CRS, no ICANS, and no graft versus host disease (“GvHD”) attributable to KUR-502. Of the first five evaluable patients, the overall response rate was 80%, and the complete response rate was 60%.

Klisyri® (Tirbanibulin Ointment 1%): Athenex’s First EMA Approved Proprietary Product

On July 19, 2021, our partner Almirall received approval from the European Commission to market Klisyri®, indicated for the topical treatment of AK of the face or scalp in adults.

On July 26, 2021, we announced that we entered into licensing agreements and strategic partnerships with Seqirus and AVIR Pharma Inc. (“AVIR”) for tirbanibulin. Under the terms of the agreements, Seqirus will have an exclusive license to commercialize tirbanibulin in Australia and New Zealand, and AVIR will have an exclusive license to commercialize tirbanibulin in Canada.

On September 27, 2021, we announced our partner Almirall had launched Klisyri® in Germany and the UK, as part of a phased European launch.

Oral Paclitaxel Plus Encequidar: Athenex to Focus on Combinations with Check Point Inhibitors

In September 2021, we presented interim data from a study of Oral Paclitaxel in combination with pembrolizumab at the European Society for Medical Oncology (“ESMO”) Virtual Congress 2021. The safety data helps establish Part B dose expansion and Phase 2 dose. The data showed encouraging anti-tumor activity in non-small cell lung cancer patients who failed prior PD1/PDL1 therapies.

Following the CRL, we held two Type A meetings with the FDA to discuss the deficiencies raised in the CRL, review a proposed design for a new clinical trial intended to address the deficiencies raised in the CRL, and discuss the potential regulatory path forward for Oral Paclitaxel in metastatic breast cancer (“mBC”) in the U.S. In October 2021, after careful consideration of the FDA feedback, we determined to redeploy our resources to focus on other ongoing studies of Oral Paclitaxel and our Cell Therapy platform.

On November 29, 2021, we announced the U.K. Medicines and Healthcare products Regulatory Agency (“MHRA”) validation of the Marketing Authorization Application (“MAA”) for Oral Paclitaxel, for review. The Phase 3 study of Oral Paclitaxel in MBC (KX-ORAX-001) served as the basis of the MAA.

In December 2021, we presented a subgroup analysis from the Phase 3 study of Oral Paclitaxel in mBC patients, at the 2021 San Antonio Breast Cancer Symposium (“SABCS”). Analysis of safety data demonstrated that patients with elevated liver tests were at increased risk of neutropenia related toxicities. Post hoc analysis of this subgroup of patients with hepatic impairment was conducted and showed a median survival rate of 18.9 months in patients treated with Oral Paclitaxel vs 10.1 months in those treated with IV Paclitaxel, with a hazard ratio of 0.59.

We are continuing to evaluate Oral Paclitaxel in combination with pembrolizumab in non-small cell lung cancer (“NSCLC”); and dostarlimab +/- carboplatin in neoadjuvant breast cancer, as part of the I-SPY TRIAL (Investigation of Serial studies to Predict Your Therapeutic Response with Imaging And moLecular analysis 2) (“I-SPY 2 TRIAL”).

Athenex Specialty Pharmaceutical Business Performs Well

The Athenex Specialty Pharmaceutical Business generated $92.3 million in revenue, a 9% year over year increase, excluding one-time international sales of $21.0 million relating to the COVID pandemic in 2020.

Athenex Pharmaceutical Division currently markets 29 products with 54 SKUs, and Athenex Pharma Solutions markets 5 products and 16 SKUs.

Athenex continued to protect its global supply chain. The Clarence, New York, facility is responsible for manufacturing Klisyri® (tirbanibulin ointment 1%) worldwide, and we engaged alternate API and drug product manufacturers for multiple products.

Key Compensation Decisions from 2021

In order to attract and retain highly qualified executives, while acknowledging the significant challenges we faced in light of receiving the CRL for Oral Paclitaxel, our Compensation Committee and our Board made the following key compensation decisions for 2021:

•	We did not increase the base salary for our NEOs in 2021;

•	Bonus targets as a percentage of base salary were established for our NEOs and executive performance is reviewed by our Board against established metrics together with Company performance;

•	Based on Company performance in 2021, the Compensation Committee and Board determined not to pay any annual incentive awards to our NEOs; and

•

We awarded stock options to purchase an aggregate of 332,500 shares of our common stock and time-vesting restricted stock units (“RSUs”) representing the right to receive 332,500 shares of our common stock to our NEOs pursuant to our long-term incentive compensation program.

Compensation Framework

Compensation Philosophy and Objectives

Our executive compensation philosophy is to provide a competitive compensation package in line with similarly positioned late-stage biopharmaceutical companies in our industry, while rewarding strong performance. In light of the extended product development timelines in our industry, we believe that executive compensation should be structured to ensure that a significant portion of our NEOs’ compensation opportunity is related to factors that link to the creation of long-term stockholder value. To further this objective, our Compensation Committee has retained an independent compensation consultant, Gallagher. For more information on the Compensation Committee’s retention of Gallagher, see below under the heading “Compensation Decision Process.”

Our executive compensation program is designed to attract and retain highly qualified executives, incentivize these executives to contribute to both short- and long-term business and clinical development goals, and align executive compensation with the creation of long-term stockholder value. Our Compensation Committee believes the compensation program should be structured to reward the achievement of both individual performance goals in furtherance of Company-wide performance goals. The overall objective of our Compensation Committee in structuring and implementing our executive compensation policies is to ensure that our executive compensation program is aligned with the interests of our stockholders as well as our business goals, and that the total compensation paid to each of our NEOs is fair, reasonable and consistent with the objectives of our philosophy and compensation program.

Our business is quickly developing and evolving due to the dynamic stage we are in, giving rise to a need for flexibility when setting performance goals, priorities and objectives. As a result, our Compensation Committee sets goals for our NEOs at the outset of the year and actively monitors our business, meeting periodically throughout the year to reassess, reprioritize and realign goals, as necessary, to ensure that these goals are aligned with our rapidly changing business needs. We are continually evaluating various compensation programs to implement as our business evolves. The disclosures below describe our current compensation practices.

Elements of Executive Compensation

Overview of Compensation Components

The key elements of our executive compensation program include:

•	base salary, to enable us to attract and retain the talent needed to continue to develop our business and achieve our strategic priorities and long-term goals;

•	an annual incentive award, tied to the achievement of performance goals; and

•

long-term incentive compensation in the form of equity awards, which are typically subject to multi-year vesting based on continued service and in 2021, consisted of a combination of stock options and RSUs.

As a result, at target, on average 37.4% of our NEO’s cash compensation was “at risk” in 2021, which we believe best incentivizes our NEOs. We also provide compensation to our NEOs in the form of other benefits, consistent with all employees, such as participation in a 401(k) plan and health and welfare plans.

Annual Base Salary

Our Compensation Committee reviews the annual base salaries of our NEOs. In considering whether to change annual base salaries for 2021, our Compensation Committee considered management’s proposal for our NEOs. Our Compensation Committee determined not to change the base salaries of the NEOs for 2021.

Annual Incentive Award

Our Compensation Committee establishes a target annual incentive award amount for each NEO that is a percentage of their annual base salary. Annual incentive award payouts for our NEOs in 2021 were based on a combination of 30% Company-wide goals and 70% individual milestones, subject to the discretion of the Compensation Committee. Each milestone is assigned a percentage of the target award amount such that achieving all the milestones would result in an award of the full target amount. In certain instances, a NEO may have milestones with aggregate percentages that exceed 100% of the target award. Annual targets, milestones and the related percentages are determined by our Compensation Committee on the basis of its assessment of our business for the coming year, with reference to recommendations for these items provided to our Compensation Committee by management.

Our Compensation Committee and our Board review the overall performance of our NEOs and achievement of the Company against stated goals, along with the milestones for each NEO and determines the award amount payable to such officer. While our Compensation Committee considers the established individual milestones in making an award determination, it also continually monitors changes in our business and is empowered throughout the year to adjust milestones if our business needs change such that an established milestone no longer aligns with our strategic priorities and goals or to set milestones as a result of changes to the business.

Long-Term Incentive Compensation; Amended and Restated 2017 Omnibus Incentive Plan

Our Amended and Restated 2017 Omnibus Incentive Plan (the “Incentive Plan”), provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to our employees and any parent and subsidiary employees, and for the grant of non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, cash-based awards (including annual cash incentives and long-term cash incentives), and any combination thereof to our employees, directors, and consultants and to employees, directors, and consultants of certain affiliated entities. We typically grant stock options at the start of employment to each NEO. Our Compensation Committee evaluates each year whether our NEOs will receive an award of equity-based compensation as one component of their overall compensation for such year. Our Compensation Committee establishes and reviews a target grant amount for each NEO based on comparable market data and to determine the amount granted to each NEO based on his individual performance and our overall performance as a Company. See “Compensation Decision Process” below.

We award our equity grants on the date our Board approves the grant recommended by our Compensation Committee. We set the option exercise price based on the closing price of our common stock on the date of grant. For grants in connection with initial employment, vesting begins on the initial date of employment. Time vested stock option and RSU grants to our NEOs typically vest 25% on each anniversary of the vesting commencement date over a four-year period.

401(k) Plan

Our employees, including our NEOs, are eligible to participate in our 401(k) plan. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(a) of the Code. Our 401(k) plan provides that each participant may contribute a portion of his or her pre-tax compensation, up to a statutory limit, which for most employees was $19,500 in 2021. Participants who are 50 years or older can also make “catch up” contributions, which in 2021 was up to an additional $6,500 (or a combined maximum of $26,000). Employee contributions are held and invested by the plan’s trustee. Our 401(k) plan also permits us to make discretionary contributions and matching contributions.

We make matching contributions to our employees of an amount equal to 50% of their elective deferral which does not exceed 8% of their compensation.

Mandatory Provident Fund Arrangement

The Mandatory Provident Fund Plan (the “MPF Plan”) is a mandatory provident fund arrangement required under the laws of Hong Kong. Subject to certain required minimum and maximum levels under law, 5% percent of a participant’s relevant income must be contributed to the MPF Plan and total contributions are capped at $1,500 Hong Kong Dollars (HKD) a month. We match amounts contributed to the MPF Plan, which we contribute in HKD to the MPF Plan trustee, AIA International Limited by Autopay. Mr. Sze was the only NEO who participated in the MPF Plan.

Non-Qualified Deferred Compensation

On January 1, 2019, we froze our Non-Qualified Deferred Compensation Plan. Dr. Lau is the only NEO who is a participant in the plan. While no contributions can be made, Dr. Lau’s current contributions remain in the plan and, pursuant to his employment agreement, earn interest at a rate of four percent per annum until paid.

Pension Benefits

We do not have any qualified or non-qualified defined benefit pension plans.

Perquisites

We do not offer perquisites to our NEOs.

Compensation Decision Process

Role of Our Compensation Committee and Executive Officers

Our Compensation Committee is responsible for overseeing the total compensation of our executive officers including each of our NEOs. In this capacity, our Compensation Committee designs, implements, reviews and recommends to our Board the approval of all compensation for our Chief Executive Officer and our other NEOs.

Our Compensation Committee annually reviews and determines the compensation for our executive officers, including each of our NEOs. In setting base salaries, annual incentive awards and granting long-term equity incentive awards, as further described below, our Compensation Committee reviews compensation for similarly situated executives, the historical compensation levels of our executives, performance factors, and the overall goals and objectives of our philosophy and compensation program. We do not target a specific competitive position or a specific mix of compensation among base salary, incentive award or long-term equity incentive awards. Notwithstanding, our program is structured so that variable, or “at risk,” compensation makes up a significant percentage of total compensation for our NEOs. This ensures that the executives with the highest degree of responsibility to stockholders are held most accountable for results and changes in stockholder value.

Our Compensation Committee engaged Gallagher, a compensation consultant, to assist the Compensation Committee in studying the executive compensation of our officers and outside directors, assisting with the design of our 2021 bonus plan, reviewing our proxy statement disclosures, and other matters as may be directed by the Compensation Committee.

The performance factors described below are considered by our Compensation Committee in connection with our annual performance reviews and are a critical component in the determination of annual incentive awards and long-term equity incentive awards for our NEOs.

To aid our Compensation Committee in making its determination with respect to our other executive officers, our Chief Executive Officer provides recommendations annually to our Compensation Committee regarding the compensation of all other executive officers (other than himself) based on the overall corporate achievements during the period being assessed and his knowledge of the individual contributions to our success by each of the NEOs.

Based on those discussions and its discretion, our Compensation Committee then approves the compensation for our executive officers, including our NEOs. Our Board, without members of management present, discusses our Compensation Committee’s report on these matters and approves the compensation of our Chief Executive Officer.

Factors Considered

Our Compensation Committee considers a wide range of factors, including the following as and if they relate to the roles and responsibilities of a particular NEO, among others, when reviewing and approving, or recommending to our Board as applicable, the amount of each compensation element and the target total compensation opportunity for our executive officers (including our NEOs), some of which are specific to the skills and positions of our NEOs while others reflect Company-wide goals.

Annual incentive award payouts for our NEOs in 2021 were generally based on a combination of 30% Company-wide goals and 70% individual milestones, subject to the discretion of the Compensation Committee. In 2021, the Company-wide goals were structured as follows:

•

50% – Financial: Increase stockholder value, preserve cash to extend the cash runway, and grow revenue by increasing the revenue generated by current product offerings through Athenex Pharmaceutical Division, Athenex Pharma Solutions, Polymed and Tirbanibulin.

•

30% – Product: Initiate strategic investment priorities for the Company’s product lines, manage existing pipelines to meet key research and development milestones, and manage existing product lines to increase revenue.

•	20% – Operational: Improve manufacturing operations and process and retain key employees.

Other factors considered include:

•	establishment and maintenance of key strategic relationships, partnerships and new business initiatives;

•	our performance against the annual individual goals established by our Compensation Committee (in consultation with management, as applicable);

•	each NEO’s skills, experience and qualifications relative to other similarly-situated executives;

•	the scope of each NEO’s role and responsibilities compared to other similarly-situated executives;

•	performance for each NEO, based on an assessment of individual contributions to our overall performance;

•	the review of industry and market trends as performed by the Compensation Committee; and

•	the recommendations provided by our Chief Executive Officer with respect to the compensation of our other NEOs.

Because Steve Adams served as interim Chief Accounting Officer for part of 2021, the Compensation Committee determined to award Mr. Adams a discretionary one-time cash bonus of $35,000 that was payable over a six-month period.

For Incentive Plan awards, the Compensation Committee determined to award each of the NEOs equity awards consisting of 50% stock options and 50% RSUs. Beginning one year from the date of grant, these awards vest 25% each year. The Compensation Committee decided to award the same number of equity awards in 2021 as in 2020.

Defining and Comparing Compensation to Market

In 2021, we used the following as a peer group for use in determining executive compensation:

• Agios Pharmaceuticals, Inc.	• Inovio Pharmaceuticals, Inc.

• Blueprint Medicines Corp.	• MacroGenics, Inc.

• Clovis Oncology, Inc.	• Nektar Therapeutics

• Esperion Therapeutics, Inc.	• Puma Biotechnology, Inc.

• Halozyme Therapeutics, Inc.	• Sangamo Therapeutics, Inc.

• ImmunoGen, Inc.

We used the peer group in establishing the target annual incentive awards for our NEOs in 2021 and to support the decision to maintain the base salaries of our NEOs for 2021. Our Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for talent. To this end, our Compensation Committee reviews market data, using information that is generally available and provided by Gallagher the external compensation consultant, including financial data and information with respect to the compensation programs and practices of clinical stage public companies in our industry from proxy statements or through widely available compensation surveys, for each NEO’s position, including information relating to the mix and levels of compensation for similarly situated executive officers. As described in more detail above, our Compensation Committee has engaged Gallagher, a compensation consultant, and has the authority to assist Gallagher in its work as well as to determine the amount of remuneration provided to such consultants.

Stockholder Say-on-Pay

Our stockholders will have an opportunity to cast an advisory vote on the compensation for our NEOs at the Annual Meeting. Our Board has recommended, subject to their further consideration of the preference of our stockholders (as reflected in the non-binding advisory vote on say-on-pay at the Annual Meeting and the frequency of future say-on-pay votes), that stockholders be provided an annual advisory vote on the compensation of our NEOs.

Executive Compensation Best Practices

Equity Compensation Policies

Our Compensation Committee approves equity awards for our NEOs and other executive officers and authorizes the CEO to approve equity awards for all other employees based on approved pools for annual and new hire grants. NEO awards are approved either at a regularly-scheduled meeting of our Compensation Committee or by unanimous written consent.

The exercise price of stock options is not less than the closing price of our common stock on the Nasdaq Global Select Market on the grant date of the stock option. We do not time grants of equity awards to coordinate with the release of material non-public information, and we have not timed the release of material non-public information for purposes of affecting the value of the compensation awarded to our NEOs or any other employee.

Recoupment and Clawbacks

Our Audit Committee has the authority to enact recoupment policies and procedures for cash incentives and equity awards in the event of certain financial restatements, should the committee feel such policies and procedures are necessary and advisable.

No Tax Gross-Ups

We do not provide tax gross-ups to our NEOs.

Anti-Hedging and Anti-Pledging Policy

We have a policy that prohibits our executive officers, directors and other members of management from engaging in short sales, transactions in put or call options, hedging transactions, holding our securities in margin accounts, pledging transactions or other inherently speculative transactions with respect to our stock.

Stock Ownership Guidelines

On November 21, 2019, we adopted stock ownership guidelines that require all current executive officers and non-employee directors to hold a minimum number of shares of our common stock. The guidelines are intended to further align the interests of these executives and our directors with those of our stockholders. The minimum ownership thresholds are six times base salary for our CEO, three times base salary for all other executive officers, and three times annual cash retainer for non-employee directors.

When determining whether the executive officers or non-employee directors have met their ownership requirements under the policy, only shares held outright by the person (including shares held by immediate family members in the same household), shares held through partnerships, trusts or similar entities (but only to the extent the person has an economic interest in the underlying shares), shares subject to vested restricted stock units, and shares underlying up to 50% of vested in-the-money stock options are counted as owned for such calculation. Each executive or non-employee director has five years in order to meet their minimum ownership level, which will be adjusted annually until met. Currently, each of our NEOs and each of our non-employee directors either meets their minimum ownership level, or is within the five-year period in order to meet their minimum ownership level, under our stock ownership guidelines. The stock ownership guidelines empower our Compensation Committee to take such action as it deems appropriate for failure to meet the guidelines, and to grant waivers in limited circumstances.

Tax Implications of Executive Compensation

What follows is a general discussion of the tax and accounting implications of our executive compensation programs.

Section 162(m) of the Code

Section 162(m) of the Code limits deductibility of certain compensation to $1,000,000 per year for federal income tax purposes for certain executive officers.

However, our Compensation Committee believes that tax deductibility concerns are only one of a number of important considerations for designing and implementing our compensation programs. Our Compensation Committee must also weigh the competing concerns of providing competitive pay and paying for performance as well as our Compensation Committee’s interest in having flexibility in structuring our compensation programs as our business evolves, even though such practices may result in non-deductible compensation expenses.

As a result, our Compensation Committee may from time to time approve compensation for our executive officers that may not be fully deductible pursuant to Section 162(m) of the Code in order to achieve the desired goals of our compensation programs.

Accounting Considerations

Generally under U.S. GAAP, compensation is expensed as earned. We account for compensation expense associated with equity awards in accordance with FASB ASC Topic 718. Compensation—Stock Compensation. For further details regarding the accounting for the compensation expense associated with equity awards, see Note 15—Stock Based Compensation to our audited financial statements contained in our 2021 Annual Report on Form 10-K.

2021 Executive Compensation Decisions

Total Target Cash Compensation—Base Salaries and Target Bonus Percentages

When determining 2021 base salary and target bonus percentage adjustments, our Compensation Committee considered Company and individual performance factors among other factors described herein. Our Compensation Committee (and our Board, with respect to our CEO) decided that for 2021, base salaries and target bonus percentages for each NEO would remain the same in 2021 as in 2020 and 2019 due to the Company’s setbacks with respect to the FDA approval of Oral Paclitaxel. The table below shows 2021 base salary, target incentive awards as a percentage of base salary and in real terms, along with actual incentive award amounts and percentage of the target award for each of our NEOs. Due to the Company’s stock price performance and the failure to obtain FDA approval for Oral Paclitaxel in 2021, the Company decided not to pay any incentive awards for 2021.

Name	2021 Base Salary ($)	Increase from 2020 Base Salary (%)	Target Award % of Base Salary	2021 Target Award ($)	2021 Actual Award ($)		% of Target Paid
Johnson Y.N. Lau	525,000	0%	80%	420,000	0		0%
Steve Adams	169,000	12.6%	25%	42,250	0	(1)	0%
Randoll Sze	288,750	0%	40%	115,500	0		0%
Jeffrey Yordon	420,000	0%	80%	336,000	0		0%
Rudolf Kwan	336,000	0%	60%	201,600	0		0%
Daniel Lang	309,308	0%	40%	123,723	0		0%

1.

Because Steve Adams served as interim Chief Accounting Officer for part of 2021, the Compensation Committee determined to award Mr. Adams a discretionary one-time cash bonus of $35,000 that was payable over a six-month period.

Typically, the annual incentive awards are paid in the first quarter of the year following the year these are earned in the form of cash bonuses. In determining the amounts paid to each NEO pursuant to the annual incentive awards, our Compensation Committee exercises its discretion and based its judgement of our NEO’s performance in accordance with our pay-for-performance philosophy and the need to retain and motivate the NEOs.

In March 2020, the Compensation Committee decided to implement a contingent, one-time bonus for Dr. Lau and Dr. Kwan equal to 30% and 40%, respectively, of their 2020 bonus targets, to be received if the Company is successful in obtaining FDA approval for Oral Paclitaxel in 2021. This goal was not achieved in 2021 and the one-time bonuses were not paid.

Long-Term Equity Incentive Awards

To grant annual long-term equity incentive awards to NEOs in 2021, our Compensation Committee considered the Company’s then-current stock price, the receipt of the CRL for Oral Paclitaxel, each NEO’s performance during 2021, the number of equity awards issued in 2020 and the potential amount that could be realized at different hypothetical stock prices upon exercise or vesting of those awards. Our Compensation Committee made final determinations in its discretion based on its judgment in accordance with our pay-for-performance philosophy and the need to retain and motivate these highly experienced and essential members of our management team.

Our Compensation Committee (and our Board, with respect to our CEO) determined to grant each NEO an award consisting of 50% stock options and 50% RSUs, subject to each individual’s continuous service. Beginning one year from the date of grant, these awards vest 25% each year. The Compensation Committee decided to award the same number of equity awards in 2021 as in 2020. See “Grants of Plan-Based Awards” for a table that sets forth the grants made to our NEOs pursuant to our 2020 long-term incentive compensation program.

Axis Equity Awards

In June 2018, we formed Axis Therapeutics Limited (“Axis”), a joint venture between us and Xiangxue Life Sciences Limited (“XLifeSc”) to develop and commercialize therapeutic products for oncology indications worldwide except in China. Axis is developing the TCR-T immunotherapy, one of the technologies in our Oncology Innovation Platform and is owned 45% by XLifeSc and 55% by us, and we are entitled to appoint three directors to Axis’s board and XLifeSc appoints two directors. At the time of the formation of Axis, a pool for equity awards to Axis employees, consultants and directors was created, and on November 15, 2020, equity awards made by Axis in 2019 to Johnson Lau, Randoll Sze and Daniel Lang, who served on Axis’s board or as an executive officer of Axis and whose contributions and efforts are important to the success of Axis, vested. The purpose for the awards was to motivate these NEOs to increase the value of Axis and thereby maximize the value of our 55% ownership interest in the Axis joint venture. Our Compensation Committee reviewed these Axis awards as part of its review of these NEOs’ total compensation and considered and will consider the Axis awards in its compensation decisions for these NEOs for 2020 and future years.

Compensation Risk Analysis

The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage our executive officers, including our NEOs, to assume excessive risks.

The Compensation Committee periodically reviews the elements of compensation to determine whether any portion of executive and non-executive compensation encourages excessive risk taking. Among the factors that the Compensation Committee considered are:

•	significant weighting towards long-term incentive compensation to discourage short-term risk taking;

•	the Company’s policy of providing both annual and long-term performance awards and a mix of both stock options and equity grants;

•

setting performance goals to provide meaningful target levels that enhance stockholder value and that are quantifiable using objective criteria, include multiple performance measures (including company-wide measures) and graduated payout structures;

•	the Compensation Committee’s policy of capping short-term incentive awards;

•	the Company’s stock ownership guidelines; and

•	the Audit Committee’s authority to effect recoupment policies and procedures for cash incentives and equity awards in the event of certain financial restatements.

Compensation Committee Report

The Compensation Committee of our Board has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the Annual Meeting, and also be incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Compensation Committee

Stephanie Davis (Chair)

Benson Kwan Hung Tsang

John M. Vierling

COMPENSATION TABLES

Summary Compensation Table

The following table shows information regarding the compensation for our NEOs for the fiscal years ended December 31, 2021, 2020 and 2019, if the officer was a named executive officer for that fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Johnson Y.N. Lau	2021	525,000	—		570,000	353,608	—	33,175	22,732	1,504,515
Chief Executive Officer and Chairman of the Board	2020	161,155	—		—	2,712,039	294,000	46,676	25,592	3,239,462
	2019	519,231	—		1,566,875	2,007,663	336,000	28,546	25,521	4,483,836
Steve Adams	2021	162,610	35,000	(4)	47,500	29,467	—	—	14,702	289,279
Interim Chief Accounting Officer
Randoll Sze(5)	2021	194,350	—		—	—	—	—	2,143	196,493
Former Chief Financial Officer	2020	288,750	—		—	587,048	80,850	—	3,289	959,937
	2019	286,089	—		—	567,775	86,125	—	3,000	942,989
Jeffrey Yordon	2021	420,000	—		190,000	117,869	—	—	4,717	732,586
Chief Operating Officer and President, Athenex Pharmaceutical Division	2020	436,154	—		—	782,731	252,000	—	5,300	1,476,185
	2019	415,385	—		—	803,065	168,000	—	1,379	1,387,829
Rudolf Kwan	2021	336,000	—		266,000	165,017	—	—	11,596	778,613
Chief Medical Officer	2020	348,923	—		—	1,095,823	120,960	—	13,322	1,579,028
	2019	332,308	—		—	963,678	171,300	—	6,563	1,473,849
Daniel Lang	2021	309,308	—		178,000	110,589	—	—	23,864	621,761
President, Athenex Cell Therapy

1.

Represents aggregate grant date fair value of the awards under FASB ASC Topic 718, Compensation—Stock Compensation. Amounts are determined using the Black-Scholes Method and the assumptions set forth in Note 15—Stock-Based Compensation to our audited financial statements contained in our 2021 Annual Report on Form 10-K.

2.

We do not have any qualified or non-qualified defined benefit pension plans. Dr. Lau’s employment agreement provides for interest on his deferred compensation. The amounts in this column reflect the portion of the interest that is considered above-market or preferential earnings.

3.	The table below shows the components of the All Other Compensation column for 2021:

Name	401(k) Matching Contributions ($)	Company- Paid Health Insurance ($)	Medical Opt-Out Payments ($)	Group- Term Life Insurance ($)	HSA Contribution ($)	Mandatory Provident Fund Contributions ($)	Total ($)
Johnson Y.N. Lau	3,231	16,521	—	1,980	1,000	—	22,732
Steve Adams	8,356	5,708	—	138	500	—	14,702
Randoll Sze	—	605	—	—	—	1,538	2,143
Jeffrey Yordon	—	184	800	3,733	—	—	4,717
Rudolf Kwan	6,866	120	800	3,810	—	—	11,596
Daniel Lang	6,085	16,521	—	258	1,000	—	23,864

4.

Because Steve Adams served as interim Chief Accounting Officer for part of 2021, the Compensation Committee determined to award Mr. Adams a discretionary one-time cash bonus of $35,000 that was payable over a six-month period.

5.

Mr. Sze’s compensation, including salary and incentive compensation are determined in USD. Cash amounts disbursed to Mr. Sze were converted to HKD at the then prevailing rate. Mr. Sze also received benefits and participated in a mandatory provident fund arrangement established pursuant to Hong Kong law. These amounts are denominated and paid in HKD and a fixed exchange rate of $1 USD to $7.80 HKD is used to determine the USD equivalent.

Grants of Plan-Based Awards

Name	Type of Award (1)	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards Target ($)(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
Johnson Y.N. Lau	AIA	2/22/2022	420,000	—	—	—	—
	LTI	8/3/2021	—	150,000	150,000	$3.80	$923,608
Steve Adams	AIA	2/22/2022	42,250	—	—	—	—
	LTI	8/3/2021	—	12,500	12,500	$3.80	$76,967
Randoll Sze	AIA	2/22/2022	115,500	—	—	—	—
	LTI	—	—	—	—	—	—
Jeffrey Yordon	AIA	2/22/2022	336,000	—	—	—	—
	LTI	8/3/2021	—	50,000	50,000	$3.80	$307,869
Rudolf Kwan	AIA	2/22/2022	336,000	—	—	—	—
	LTI	8/3/2021	—	70,000	70,000	$3.80	$431,017
Daniel Lang	AIA	2/22/2022	123,723	—	—	—	—
	LTI	9/16/2021	—	50,000	50,000	$3.56	$288,589

1.	AIA are awards pursuant to our Annual Incentive Award plan and LTI are option awards pursuant to our Long-term Incentive plan.
2.	Awards under our Annual Incentive Award plan do not have a threshold or maximum payout beyond the target payout established by the plan.
3.

Represents aggregate grant date fair value of the awards under FASB ASC Topic 718, Compensation—Stock Compensation. Amounts are determined using the Black-Scholes Method and the assumptions set forth in Note 15—Stock-Based Compensation to our audited financial statements contained in our 2021 Annual Report on Form 10-K.

Outstanding Equity Awards as of December 31, 2021

The following table lists the outstanding equity awards held by our NEOs as of December 31, 2021:

			Option awards				Stock awards
Name	Grant Date (1)		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($) (2)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Johnson Y.N. Lau	3/26/2012		150,000	—	4.55	3/26/2022
	1/2/2013		1,200,000	—	4.55	1/2/2023
	5/22/2015		1,400,000	—	7.50	5/22/2025
	6/13/2017		1	—	11.00	6/13/2027
	3/27/2018		187,500	62,500	17.30	3/27/2028
	2/28/2019		125,000	125,000	13.17	2/28/2029
	11/15/2019						2,396,025	(3)	1,988,701
	3/24/2020		55,045	—	7.32	3/24/2030
	6/5/2020		75,000	225,000	12.45	6/5/2030
	8/3/2021		—	150,000	3.80	8/3/2031
	8/3/2021									150,000	(4)	570,000
Steve Adams	7/10/2013		3,000	—	4.55	7/10/2023
	12/9/2013		30,000	—	4.55	12/9/2023
	12/16/2014		7,000	—	5.50	12/16/2024
	2/27/2015		20,000	—	5.50	2/27/2026
	6/13/2017		10,000	—	11.00	6/13/2027
	3/27/2018		2,000	—	17.30	3/27/2028
	8/27/2020		2,000	6,000	10.26	8/27/2030
	8/3/2021		—	12,500	3.80	8/3/2031
	8/3/2021									12,500	(4)	47,500
Randoll Sze	10/3/2017		28,000	—	17.77	10/3/2027
	3/27/2018		7,500	2,500	17.30	3/27/2028
	8/20/2018		67,500	22,500	17.09	8/20/2028
	2/28/2019		30,000	30,000	13.17	2/28/2029
	11/15/2019	(5)	115,000	115,000	0.545	11/15/2029
	6/5/2020		18,750	26,250	12.45	6/5/2030

Jeffrey Yordon	6/19/2016	150,000	—	9.00	6/19/2026
	6/13/2017	211,820	—	11.00	6/13/2027
	3/27/2018	75,000	25,000	17.30	3/27/2028
	2/28/2019	50,000	50,000	13.17	2/28/2029
	6/5/2020	25,000	75,000	12.45	6/5/2030
	8/3/2021	—	50,000	3.80	8/3/2031
	8/3/2021					50,000	(4)	190,000
Rudolf Kwan	1/2/2013	96,000	—	4.55	1/2/2023
	5/13/2013	48,000	—	4.55	5/13/2023
	2/12/2014	120,000	—	4.55	2/12/2024
	6/12/2014	48,000	—	4.55	6/12/2024
	12/16/2014	200,000	—	5.50	12/16/2024
	5/22/2015	120,000	—	7.50	5/22/2025
	6/13/2017	140,000	—	11.00	6/13/2027
	3/27/2018	90,000	30,000	17.30	3/27/2028
	2/28/2019	60,000	60,000	13.17	2/28/2029
	6/5/2020	35,000	105,000	12.45	6/5/2030
	8/3/2021	—	70,000	3.80	8/3/2031
	8/3/2021					70,000	(4)	266,000
Daniel Lang	11/15/2019					1,725,230	(6)	1,431,941
	8/27/2020	10,000	30,000	10.26	8/27/2030
	9/6/2021	—	50,000	3.56	9/6/2031
	9/6/2021					50,000	(4)	178,000

1.	Unless otherwise indicated, unvested awards vest in four equal annual installments beginning on the anniversary of the grant date.
2.

For option grants prior to our initial public offering on June 14, 2017, we determined the option exercise price based on our per-share valuation on the date of grant. After our initial public offering on June 14, 2017, we determine the option exercise price based on the closing price of our common stock on the date of grant.

3.

These RSUs cover shares of our 55% subsidiary, Axis Therapeutics Limited, and vest in three tranches each with six equal annual installments, tranche 1 beginning on November 15, 2020, tranche 2 beginning on November 15, 2021 and tranche 3 beginning on November 15, 2022.

4.	Each RSU represents a contingent right to receive one share of our common stock.
5.	This option covers shares of our 55% subsidiary, Axis Therapeutics Limited, and vests in four equal annual installments beginning on November 15, 2020.
6.

These RSUs cover shares of our 55% subsidiary, Axis Therapeutics Limited, and vest in two tranches with six equal annual installments, tranche 1 beginning on November 1, 2020 and tranche 2 beginning on November 15, 2021.

Option Exercises and Stock Vested

The following table sets forth information regarding each exercise of stock options and all vesting of stock during the year ended December 31, 2021:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Johnson Y.N. Lau	80,000	23,350	319,317	(2)	265,033
Steve Adams	—	—	—		—
Randoll Sze	—	—	—		—
Jeffrey Yordon	—	—	—		—
Rudolf Kwan	24,000	1,320	—		—
Daniel Lang	—	—	383,180	(2)	318,039

1.	Amounts reflect the difference between the exercise price of the stock option and the market price of our common stock at the time of exercise.
2.	Reflects vested RSUs of our subsidiary, Axis Therapeutics Limited.

Non-Qualified Deferred Compensation

We do not have any qualified or non-qualified defined benefit pension plans. Dr. Lau is the only NEO who has participated in our nonqualified deferred compensation plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
Johnson Lau	—	—	$77,150	—	$2,414,675

Employment Agreements

Johnson Y.N. Lau

We entered into an amended and restated employment agreement with Dr. Lau, effective June 1, 2015, amended June 26, 2015. His employment agreement is automatically renewed for additional one-year terms beginning on March 1, 2016 and each anniversary thereof, unless on or before such date Dr. Lau or we deliver a written notice at least 90 days in advance of such date to the other indicating non-renewal. The agreement contains customary non-solicitation, non-competition and confidentiality provisions.

Under the agreement, Dr. Lau is entitled to receive an annual base salary of $200,000 and annual deferred compensation of $300,000 that earns interest at a rate of four percent per annum until paid. As of January 1, 2019, our nonqualified deferred compensation plan is frozen, and no additional contributions can be made to the plan. As a result, Dr. Lau receives the full amount of his base salary without any deferral. We meet annually with Dr. Lau to review and revise his compensation for the following calendar year. If we cannot agree with Dr. Lau on his compensation for the next calendar year on or before December 31 of the current calendar year, and Dr. Lau resigns as a result thereof, such resignation is deemed a termination without cause. Our Compensation Committee determined not to increase Dr. Lau’s base salary in 2021 and his current base salary is $525,000. Dr. Lau is also eligible to be considered for an annual incentive award and other Company benefits.

Upon Dr. Lau’s termination of employment without good reason or as a result of his death or permanent disability, he is entitled to receive all previously earned and accrued but unpaid base salary, bonuses and benefits up to the date of such termination. Upon Dr. Lau’s termination without cause, our election not to renew his employment agreement (except in the case of his termination for cause, or death or permanent disability), or his resignation for good reason, he is entitled to receive unpaid base salary, bonuses and benefits up to the date of such termination, base salary in effect as of the date of termination for a period of 36 months following the date of such termination and a cash payment equal to the value of our contribution to any benefits subscribed to by Dr. Lau at the time of termination for a 36-month period. Payment of base salary and benefits past the date of termination is conditioned upon Dr. Lau electing to provide consulting services to us during such 36-month period, except in the case of termination upon a change of control for which such payments are not conditioned on such services being provided. During the consulting period, Dr. Lau will be paid reasonable compensation for services rendered to us and our affiliates, receive continuation of health insurance or payment of premiums and would continue to be subject to the other applicable restrictive covenants in his employment agreement.

Randoll Sze

We entered into an employment agreement with Mr. Sze, effective August 20, 2018. The initial term of the agreement was one year and it provided for automatic renewal for additional one-year terms until terminated pursuant to its terms. The agreement also contained customary non-solicitation and confidentiality provisions.

Under the agreement, Mr. Sze was entitled to receive an annual base salary of $275,000, as may be adjusted upward from time to time. Mr. Sze was also eligible to be considered for a discretionary year-end bonus of up to 40 percent of his base salary based upon milestones determined annually by our Compensation Committee.

Effective August 13, 2021, Mr. Sze resigned as our Chief Financial Officer. On September 1, 2021, we entered into a consulting agreement with Mr. Sze, pursuant to which he provides consulting services to us. Axis Therapeutics Limited, a majority-owned subsidiary of the Company, also entered into a separate consulting agreement with Mr. Sze on September 1, 2021, pursuant to which Mr. Sze provides advisory services to the Chief Executive Officer of Axis. Pursuant to the consulting agreement, Mr. Sze will provide consulting services to us until August 31, 2022, which term will continue unless terminated earlier by either Mr. Sze or by us. Mr. Sze will receive as compensation for services provided under the consulting agreement an extension of the term of his outstanding stock options granted pursuant to the Company’s 2017 Omnibus Incentive Plan through the term of the consulting agreement. Mr. Sze will receive no cash compensation for his services under the consulting agreement. In the event of termination of the consulting agreement, Mr. Sze would not be entitled to receive any compensation and his outstanding unvested stock options on the date of termination would be forfeited.

Jeffrey Yordon

We entered into an employment agreement with Mr. Yordon, effective February 21, 2017. The initial term of the agreement is three years and will automatically renew for additional one-year terms until terminated pursuant to its terms. The agreement also contains customary non-solicitation and confidentiality provisions.

Under the agreement, Mr. Yordon is entitled to receive an annual base salary of $400,000, as may be adjusted upward from time to time. Mr. Yordon is also eligible to be considered for a year-end bonus and other Company benefits.

Upon termination of Mr. Yordon’s employment as a result of his death or disability, he is entitled to receive all compensation or benefits required under applicable law, his annual bonus, if earned, for the calendar year in which such termination occurred (prorated for any partial year), and, if such termination is as a result of disability, an amount sufficient to provide Mr. Yordon with one year of healthcare coverage comparable to what he would have received while employed. Upon termination of Mr. Yordon’s employment with or without good reason or without cause, he is entitled to receive all compensation or benefits required under applicable law and, if applicable, the amounts paid during the non-compete period (as discussed below). Any post-termination payment to Mr. Yordon or his estate is contingent upon execution of a release of claims.

Mr. Yordon’s employment agreement provides for a one-year non-competition period within a limited geographic area. In the event the employment relationship is terminated after the initial three-year term, or is earlier terminated (except for cause), then the non-competition period is deemed waived by us, unless we elect to provide Mr. Yordon with notice within 10 business days of the effective date of such termination of our election to enforce the one-year non-competition period and agree to pay Mr. Yordon through the end of the non-competition period his full amount of base salary and an amount equal to our contribution toward healthcare insurance coverage which Mr. Yordon and his family, if applicable, were receiving as of the date of termination.

Rudolf Kwan

We entered into an employment agreement with Dr. Kwan, effective February 21, 2017. The initial term of the agreement is three years and will automatically renew for additional one-year terms until terminated pursuant to its terms. The agreement also contains customary non-solicitation and confidentiality provisions.

Under the agreement, Dr. Kwan is entitled to receive an annual base salary of $300,000, as may be adjusted upward from time to time. Dr. Kwan is also eligible to be considered for an annual incentive award and other Company benefits.

Upon termination of Dr. Kwan’s employment as a result of his death or disability, he is entitled to receive all compensation or benefits required under applicable law, his annual bonus, if earned, for the calendar year in which such termination occurred (prorated for any partial year), and, if such termination is as a result of disability, an amount sufficient to provide Dr. Kwan with one year of healthcare coverage comparable to what he would have received while employed. Upon termination of Dr. Kwan’s employment with or without good reason or without cause, he is entitled to receive all compensation or benefits required under applicable law and, if applicable, the amounts paid during the non-compete period (as discussed below). Any post-termination payment to Dr. Kwan or his estate is contingent upon execution of a release of claims.

Dr. Kwan’s employment agreement provides for a one-year non-competition period within a limited geographic area. In the event the employment relationship is terminated after the initial three-year term, or is earlier terminated (except for cause), then the non-competition period is deemed waived by us, unless we elect to provide Dr. Kwan with notice within 10 business days of the effective date of such termination of our election to enforce the one-year non-competition period and agree to pay Dr. Kwan through the end of the non-competition period his full amount of base salary and an amount equal to our contribution toward healthcare insurance coverage which Dr. Kwan and his family, if applicable, were receiving as of the date of termination.

Daniel Lang

We entered into an employment agreement with Mr. Lang, effective September 2, 2019. The initial term of the agreement was one year and automatically renews for additional one-year terms until terminated pursuant to its terms. The agreement also contains customary non-solicitation and confidentiality provisions.

Under the agreement, Mr. Lang is entitled to receive an annual base salary of $300,000, as may be adjusted upward from time to time. Mr. Lang is also eligible to be considered for a discretionary year-end bonus of up to 40 percent of his base salary based upon milestones determined annually by our Compensation Committee. Mr. Lang is also eligible to be considered for an annual incentive award and other Company benefits.

Upon termination of Mr. Lang’s employment as a result of his death or disability, he is entitled to receive all compensation or benefits required under applicable law, his annual bonus, if earned, for the calendar year in which such termination occurred (prorated for any partial year), and, if such termination is as a result of disability, an amount sufficient to provide Mr. Lang with one year of healthcare coverage comparable to what he would have received while employed. Upon termination of Mr. Lang’s employment with or without good reason or without cause, he is entitled to receive all compensation or benefits required under applicable law and, if applicable, the amounts paid during the non-compete period (as discussed below). Any post-termination payment to Mr. Lang or his estate is contingent upon execution of a release of claims.

Mr. Lang’s employment agreement provides for a one-year non-competition period within a limited geographic area. In the event the employment relationship is terminated after the initial one-year term, or is earlier terminated (except for cause), then the non-competition period is deemed waived by us, unless we elect to provide Mr. Lang with notice within 10 business days of the effective date of such termination of our election to enforce the one-year non-competition period and agree to pay Mr. Lang through the end of the non-competition period his full amount of base salary and an amount equal to our contribution toward healthcare insurance coverage which Mr. Lang and his family, if applicable, were receiving as of the date of termination.

Potential Payments Upon Termination or Change-in-Control

The following table reflects hypothetical estimated additional payments and benefits that would have been earned or accrued, or vested, delivered or paid out earlier than normal, had any NEO been terminated or had a change-in-control (as further described below) occurred on December 31, 2021. The table and accompanying narrative does not include nonqualified deferred compensation which is described in the table entitled “Non-qualified Deferred Compensation.” For Mr. Sze, the table shows what he actually received in connection with his voluntary resignation effective August 13, 2021.

Name	Severance Ineligible Termination					Termination without Cause or for Good Reason (No Change in Control)						Change in Control (No Termination)		Change in Control Severance Eligible Termination
	Death	Disability		Voluntary Resignation		Severance		Benefits		Accelerated Equity Awards		Accelerated Equity Awards		Severance		Bonus		Benefits		Accelerated Equity Awards
Johnson Y.N. Lau	$0	$0		$0		$1,575,000	(1)(2)	$58,503	(1)(2)	$1,988,702	(3)	$1,988,702	(3)	$1,575,000	(2)(4)	$0	(2)(4)	$58,503	(2)(4)	$1,988,702	(3)(5)
Steve Adams	$0	$6,346	(6)	$0		$0		$0		$0		$0		$0		$0		$0		$0
Randoll Sze (7)	—	—		$0		—		—		—		—		—		—		—		—
Jeffrey Yordon	$0	$4,717	(6)	$420,000	(8)	$420,000	(8)	$4,717	(6)	$0		$0		$0		$0		$0		$0
Rudolf Kwan	$0	$4,730	(6)	$336,000	(8)	$336,000	(8)	$4,730	(6)	$0		$0		$0		$0		$0		$0
Daniel Lang	$0	17,779	(6)	$309,308	(8)	$309,308	(8)	17,779	(6)	$1,431,941	(3)	$1,431,941	(3)	$0		$0		$0		$1,431,941	(3)(5)

1.

Dr. Lau is entitled to receive base salary in effect as of the date of termination for a period of 36 months following the date of such termination ($1,575,000) and a cash payment equal to the value of our contribution to any benefits subscribed to by Dr. Lau at the time of termination ($58,503) for a 36-month period. If such payment is due to termination without cause or for good reason or due to our non-renewal of Dr. Lau’s employment agreement, then the payment shall be made in installments on the payment dates on which Dr. Lau’s base salary would have otherwise been paid in accordance with our standard payroll policies. The timing of any such payment may be subject to a delay of six months from the date of termination as required by Section 409A of the Code. Payment of base salary and benefits past the date of termination is conditioned upon Dr. Lau electing to provide consulting services to us during such 36-month period. During the consulting period, Dr. Lau will be paid reasonable compensation for services rendered to us and our affiliates, receive continuation of health insurance or payment of premiums and would continue to be subject to the other applicable restrictive covenants in his employment agreement.

2.	These amounts are also payable to Dr. Lau on our election not to renew his employment agreement.
3.

Dr. Lau’s and Dr. Lang’s Axis Therapeutics Limited award of RSUs ($1,988,702 and $1,431,941, respectively) vests in full upon a change in control, business combination or termination without cause (as further described below). The value of a share of Axis stock on December 31, 2021 was $0.83.

4.

Dr. Lau is entitled to receive base salary in effect as of the date of termination for a period of 36 months following the date of such termination ($1,575,000), bonuses in effect as of the date of termination for a period of 36 months following the date of such termination ($0) and a cash payment equal to the value of our contribution to any benefits subscribed to by Dr. Lau at the time of termination ($58,503) for a 36-month period. If such payment is due to termination within one year following a change in control, then the payment shall be made in a lump sum within 10 days of such termination. The timing of any such payment may be subject to a delay of six months from the date of termination as required by Section 409A of the Code

5.	Assumes the termination takes place at the time of the change in control.
6.

NEO is entitled to an amount sufficient to provide one year of healthcare coverage comparable to what he would have received while employed. These amounts reflect amounts paid to each NEO, other than 401(k) matching contributions, in footnote 3 of the Summary Compensation Table.

7.

On September 1, 2021, we entered into a consulting agreement with Mr. Sze, pursuant to which he provides consulting services to us, pursuant to which Mr. Sze will provide consulting services to us until August 31, 2022, which term will continue unless terminated earlier by either Mr. Sze or by us. Mr. Sze receives an extension of the term of his outstanding stock options granted pursuant to the Company’s 2017 Omnibus Incentive Plan through the term of the consulting agreement. In the event of termination of the consulting agreement, Mr. Sze would not be entitled to receive any compensation and his outstanding unvested stock options on the date of termination would be forfeited.

8.

Assumes that we make our election under their respective employment agreements to enforce the one-year non-competition period and agree to pay through the end of the non-competition period his full amount of base salary and an amount equal to our contribution toward healthcare insurance coverage which he and his family, if applicable, were receiving as of the date of termination.

Payments on Termination

The amount of post-employment compensation that we will be required to pay to our NEOs, as set forth in the table, is determined pursuant to the terms of their respective employment agreements. There are no agreements between us and the NEOs that provide for payments upon termination other than the employment agreements described above. See “Employment Agreements” for the terms of the employment agreements for each NEO.

Our NEOs are ineligible for severance in the event they are terminated for cause.

Under Dr. Lau’s employment agreement, “cause” is defined as (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty (i.e., a breach of fiduciary duty of loyalty), or fraud with respect to the Company; (ii) breach of fiduciary duties; (iii) gross negligence or willful misconduct with respect to the Company; (iv) substantial or repeated failure to perform material employment duties assigned by the Board which are consistent with the executive’s title and position, and, if curable, which failure is not cured within 15 days after written notice is delivered to the executive; or (v) material breach of executive’s obligations, which breach, if curable, is not cured within 30 days after written notice.

Under Dr. Lau’s employment agreement, “good reason” is defined as a resignation within two years of the occurrence of any of the following events: (i) a material and selective reduction in base salary, but not including a reduction in compensation that is applied generally to our executive officers and necessitated by financial conditions; (ii) a material reduction of authority, duties or responsibilities; or (iii) a material breach by us of Dr. Lau’s employment agreement.

For the other NEOs, “cause” generally means (i) documented nonperformance or nonperformance of their duties, or refusal to abide by or comply with the reasonable directives of the CEO, or the Company’s policies and procedures that continues without cure or remedy for thirty (30) days after the CEO has given written notice specifying in reasonable detail the manner in which the executive has failed to perform such duties or comply with such directions, (ii) conviction for, or plea of nolo contendere to, any felony causing material harm to the Company or the reputation of the Company, or any other conviction for, or plea of nolo contendere to, any act or omission involving fraud, theft or embezzlement, (iii) the commission of any other act or omission involving fraud with respect to the Company or any of its affiliates that could reasonably constitute a crime under applicable law based on the facts and circumstances as alleged, (iv) a breach by the executive his employment agreement, (v) the commission of any act that is in breach of the executive’s fiduciary duties of care or loyalty to Company, (vi) gross negligence or willful misconduct with respect to the Company or any of its affiliates that continues without cure or remedy for thirty (30) days after the CEO has given written notice to the executive specifying in reasonable detail the manner in which the executive has engaged in gross negligence or willful misconduct with respect to the Company or any of its affiliates, or (vii) a breach by the executive of any other material provision of his employment agreement that is not susceptible to remedy or cure, or if susceptible to remedy or cure, that is not cured or remedied and continues beyond thirty (30) days after the CEO has given written notice to the executive specifying in reasonable detail the manner in which the executive has breached his employment agreement.

For our other NEOs, “good reason” generally means, without such NEOs consent, the occurrence of one of the following: (i) a material diminution of the duties or change in position or compensation or change or removal of titles; (ii) our material breach of any provision of the employment agreement; (iii) resignation after an act by the CEO or the Board that would constitute a breach of our code of ethics, if any, or fiduciary duties, a crime or material fraud; or (iv) except for Dr. Kwan, the principal place of work is relocated by us or any acquiring or successor entity (or parent or subsidiary thereof) to a location more than 100 miles from our current location; provided, however, that the NEO shall have given written notice to the Company within 90 days after any event which has resulted in any such material diminution and the Company has failed to cure any such material diminution within 30 days of receipt of such written notice.

Dr. Lau is also eligible for severance under his employment agreement upon a termination other than for cause in the context of a change in control. For these purposes, a change in control is defined as (i) any person or entity other than the Company or an affiliate (a “Person”), becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; (ii) the Company’s shareholders approve a merger, consolidation or other business combination (a “Business Combination”) other than a Business Combination in which holders of common stock of the Company immediately prior to the Business Combination have substantially the same proportionate ownership of the equity of the surviving corporation or other business entity immediately after the Business Combination as immediately before; (iii) the Company’s shareholders approve either an agreement for the sale or disposition of all or substantially all of the Company’s assets to any entity that is not an affiliate, or a plan of complete liquidation of the Company; or (iv) the persons who were directors immediately before a tender offer by any Person other than the Company or an affiliate, or before a merger, consolidation or contested election, or before any combination of such transactions, cease to constitute a majority of the members of the Board as a result of such transaction or transactions, or the Company engages in a business transaction or agreement with a third-party that obtains and exercises the right to replace the majority of the members of the Board, including the Company’s Chairman of the Board.

Change in Control Compensation—Acceleration of Axis Equity Awards

Pursuant to the award agreements for Dr. Lau and Dr. Lang pursuant to the Axis 2019 Equity Incentive Plan, their unvested RSUs and stock options, respectively, are subject to accelerated vesting upon the occurrence of a change in control, certain corporate transactions, or termination of service without cause.

A “change-in-control” is generally defined as a change in ownership or control effected through either of the following types of transactions:

•

the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by Axis or by a company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, Axis) of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the company’s outstanding securities pursuant to a tender or exchange offer made directly to the stockholders of Axis; or

•

a change in the composition of the board of directors of Axis over a period of twelve (12) months or less such that a majority of the members of the board of directors (rounded up to the next whole number) ceases, by reason of one or more contested elections, to be comprised of individuals who are continuing members of the board of directors.

In our agreements, “cause” generally means, in the absence of a written agreement and definition for a particular grantee: (i) performance of any act or failure to perform any act in bad faith and to the detriment of Axis, its subsidiaries, Athenex or XLifeSc (the “Group”); (ii) dishonesty, intentional misconduct or material breach of any agreement with the Group; and (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person, in each case as determined by the plan administrator.

CEO Pay Ratio

Under SEC regulations, we are required to calculate and disclose the total annual compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our CEO (“CEO Pay Ratio”). As permitted under the SEC’s regulations, because there were no material changes to employee population or compensation in 2021, we used the same median employee for the 2021 CEO Pay Ratio as was used for the 2020 CEO Pay Ratio.

For 2021, the median of the annual total compensation of our employees (other than our CEO) was $57,390 and the annual total compensation of our CEO was $1,504,515. The ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees other than the CEO was 26:1.

It should be noted that when considering only U.S. employees the pay ratio was 15:1. Due to the large Asian based employee population, the overall pay ratio was 26:1.

The pay ratio above represents our reasonable estimate calculated in a manner consistent with the rule and applicable guidance. The rule and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, as the SEC explained when it adopted the rule, in considering the pay-ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay-ratio disclosures.

AUDIT COMMITTEE REPORT

The Audit Committee has (1) reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2021, (2) discussed with Deloitte & Touche LLP (“D&T”), our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, and (3) received the written disclosures and the letter from D&T concerning applicable requirements of the PCAOB regarding D&T’s communications with the Audit Committee concerning independence, and has discussed with D&T its independence. Based upon these discussions and reviews, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on March 16, 2022.

THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Benson Kwan Hung Tsang (Chair)

Jordan Kanfer

Jinn Wu

Pre-Approval Policy

Our Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages an independent registered public accounting firm, our Audit Committee pre-approves the engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by our Audit Committee on an engagement-by-engagement basis. Our Audit Committee pre-approved all services performed by, and all fees paid to, D&T for the fiscal years ended December 31, 2021 (“fiscal 2021”) and December 31, 2020 (“fiscal 2020”).

Summary of Fees

The following table summarizes the aggregate fees billed for professional services rendered to us by D&T in fiscal 2020 and fiscal 2019. A description of these various fees and services follows the table.

	2021	2020
Audit Fees	$1,671,789	$1,548,117
Audit-Related Fees	322,000	181,956
Tax Fees	—	—
All Other Fees	—	2,061
Total Fees	$1,993,789	$1,732,134

Audit Fees

Audit fees for fiscal 2021 and fiscal 2020 consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements, and related services that are normally provided in connection with various registration statements.

Audit-Related Fees

Audit-related fees for fiscal 2021 and fiscal 2020 relate to assurance and related services that are reasonably related to the audit or review of our consolidated financial statements.

Tax Fees

No tax fees were billed to us by D&T for fiscal 2021 or fiscal 2020.

All Other Fees

All other fees for fiscal 2020 related to a subscription for accounting research tools.

PROPOSAL THREE — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Our Board, including our Audit Committee, has selected and appointed D&T as our independent registered public accounting firm to audit the consolidated financial statements for the fiscal year ending December 31, 2022, and recommends that stockholders vote for the ratification of this appointment. D&T has audited our financial statements annually since 2015. D&T has advised us that it does not have, and has not had, any direct or indirect financial interest in the Company or its subsidiaries that impairs its independence under SEC rules. Notwithstanding its selection of D&T, our Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it believes that doing so would be in our best interests and the best interests of our stockholders. In the event of a negative vote on ratification, our Audit Committee will reconsider, but might not change, its selection of an independent registered public accounting firm.

Representatives of D&T are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Required Vote

Stockholders can vote FOR, AGAINST OR ABSTAIN on Proposal Three.

An affirmative vote of a majority of the outstanding shares of capital stock entitled to vote and present or represented by proxy at the Annual Meeting is required to approve Proposal Three. Abstentions will count as votes against Proposal Three. Since brokers have discretionary authority to vote for Proposal Three in the event they do not receive voting instructions from the beneficial owner, there will be no broker non-votes for Proposal Three.

Recommendation of the Board

The Board recommends a vote FOR Proposal Three.

PROPOSAL FOUR — APPROVAL OF THE ISSUANCE OF SHARES AS MILESTONE PAYMENTS UNDER THE MERGER AGREEMENT WITH KUUR IN ACCORDANCE WITH NASDAQ RULE 5635

Background

In May 2021, we acquired Kuur Therapeutics, Inc. (“Kuur”) in a merger transaction in which a wholly owned subsidiary we formed for purposes of this transaction merged with and into Kuur, and Kuur survived as our wholly owned subsidiary. At the closing of the merger, we issued an aggregate of 15,601,667 shares of our common stock to the holders of shares of Kuur’s capital stock outstanding immediately prior to the effective time of the merger, along with certain former employees and directors of Kuur (collectively, the “Consideration Recipients”). We agreed to pay the Consideration Recipients milestone payments upon the achievement of certain development and regulatory milestones for legacy Kuur product candidates (the “Milestones”), up to $115 million in the aggregate (the “Milestone Payments”). Under the Merger Agreement, we are entitled to pay the Milestone Payments in either cash or shares of our common stock.

If we elect to pay any of the Milestone Payments in shares of our common stock, the number of shares issuable will be determined based on the volume-weighted average closing price per share of our common stock during the 20-trading-day period before the date of the applicable Milestone.

None of the Milestones have been achieved as of the date of this proxy statement, and as such we have not paid any of the Milestone Payments in cash or shares of our common stock. The actual number of shares issued to the Consideration Recipients, if any, will depend on whether and to what extent the applicable Milestones are achieved, whether we elect to pay the amount due in shares of our common stock, and on the volume-weighted average closing price per share of our common stock during the 20-trading day period before the date of the applicable Milestone.

The shares issued as Milestone Payments, if any, will be restricted securities (as such term is defined for purposes of Rule 144 under the Securities Act of 1933, as amended). If and to the extent we issue any shares as Milestone Payments, such shares will be the same class of common stock that we have listed on Nasdaq under the trading symbol “ATNX.” Any issuance of the shares as Milestone Payments will dilute the beneficial ownership of all of our current stockholders.

On May 5, 2021, we filed a Current Report on Form 8-K (“Form 8-K”) with the SEC regarding the terms of the Merger Agreement with Kuur. Please see the Form 8-K for a further description of the merger.

Reasons for Seeking Stockholder Approval

Our common stock is listed on the Nasdaq Global Select Market and we are subject to the Nasdaq Listing Rules. Nasdaq Listing Rule 5635(a), among other things, requires stockholder approval prior to the issuance of securities in connection with an acquisition of the stock or assets of another company where, due to the present or potential issuance of common stock, including shares issued pursuant to an earn-out provision or similar type of provision: (A) the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock; or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Immediately prior to the time we entered into the Merger Agreement, we had 93,512,700 shares of our common stock outstanding. Therefore, pursuant to Nasdaq Listing Rule 5635(a), we must obtain stockholder approval before issuing 18,702,540 or more shares in connection with our acquisition of Kuur. Because we issued 15,601,667 shares in connection with the closing of the merger in May 2021, we must obtain stockholder approval in order to issue any shares as Milestone Payments to the extent the number of shares exceeds 3,100,872. Accordingly, we are seeking stockholder approval of this proposal in order to satisfy the requirements of Nasdaq Listing Rule 5635(a) with respect to the issuance of shares as Milestone Payments to the Consideration Recipients.

Nasdaq Listing Rule 5635(b) requires stockholder approval prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the company. This rule does not define when a change in control of a company may be deemed to occur; however, Nasdaq suggests in its guidance that a change of control would occur, subject to certain limited exceptions, if after a transaction a person or entity will hold 20% or more of the outstanding shares of common stock or voting power of an issuer and such ownership or voting power of an issuer would represent the largest ownership position in the issuer. We are seeking stockholder approval of this proposal in order to satisfy the requirements of Nasdaq Listing Rule 5635(b) with respect to the issuance of the shares as Milestone Payments in the event the issuance could be considered a “change of control” under that rule. Our stockholders should note that a “change of control” for purposes of Nasdaq Listing Rule 5635(b) applies only with respect to the application of such rule and does not constitute a “change of control” for purposes of Delaware law, our organizational documents, U.S. income tax laws or any other purpose. We do not believe that the issuance of shares as Milestone Payments will result in a “change of control” of the Company for purposes of Nasdaq Listing Rule 5635(b) or for any other purpose.

We are not seeking stockholder approval of our entry into the Merger Agreement or of the acquisition of Kuur. We already entered into the Merger Agreement and closed the acquisition. The failure of our stockholders to approve this proposal will not negate the existing terms of the Merger Agreement or any other documents relating to the acquisition, although if our stockholders do not approve this proposal we will be limited in our ability to use shares of our common stock to meet our obligations to pay the Milestone Payments if Milestones are achieved due to Nasdaq Listing Rule 5635.

Voting Exclusion Statement

Pursuant to Nasdaq Listing Rule 5635 and IM-5635-2, “Interpretative Material Regarding the Use of Shares Caps to Comply with Rule 5635,” any votes cast FOR this proposal attributable to any of the shares issued to the Consideration Recipients will be disregarded for purposes of determining whether this proposal is approved.

Consequences of Not Approving this Proposal

If this proposal is not approved by our stockholders, we would not be able to issue shares of our common stock to meet our obligations to pay the Milestone Payments to the extent the number of shares exceeds 3,100,872. In that event, we would be obligate to pay the Milestone Payments in cash.

We are undertaking a strategic pivot from our focus on the Orascovery platform to our cell therapy platform. As part of this pivot, we are taking the steps we believe are necessary to extend our cash runway. We believe that having the flexibility to issue shares to pay the Milestone Payments is critical to our goal of conserving cash to execute our strategic pivot. If we are forced to pay any Milestone Payments in cash and do not have the funds necessary to make the payment, we would violate the terms of the Merger Agreement.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our common stock. None of our executive officers or directors are entitled to receive any of the Milestone Payments.

Required Vote

Stockholders can vote FOR, AGAINST OR ABSTAIN on Proposal Four.

An affirmative vote of a majority of the outstanding shares of capital stock entitled to vote and present or represented by proxy at the Annual Meeting is required to approve Proposal Four. However, in accordance with applicable Nasdaq guidance, any votes cast FOR this proposal attributable to any of the Consideration Recipients will be disregarded for purposes of determining whether this proposal is approved. Abstentions will count as votes against Proposal Four. Broker non-votes will not be counted and will not impact the outcome of the vote on Proposal Four.

Recommendation of the Board

The Board recommends a vote FOR Proposal Four.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below presents certain information as of April 12, 2022 about (1) the persons known by us to be the record or beneficial owner of more than 5% of our common stock and (2) the shares of our common stock held by (i) each of our directors; (ii) each of our named executive officers; and (iii) all of our directors and executive officers as a group. Except as otherwise indicated, the address of each of the persons in this table is c/o Athenex, Inc., 1001 Main Street, Suite 600, Buffalo, NY 14203.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class (1)
5% Stockholders
Perceptive Advisors LLC, et al 51 Astor Place, 10th Floor New York, New York 10003	13,532,467	(2)	12.1%
IP Group PLC 25 Walbrook London, United Kingdom EC4N 8AF	10,254,754	(3)	9.2%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	6,983,979	(4)	6.2%
Ma Huateng 29/F Three Pacific Place 1 Queen’s Road East Wanchai, Hong Kong	6,285,800	(5)	5.6%
Directors
A. Kim Campbell	124,750	(6)	*
Stephanie A. Davis	43,816	(7)	*
Manson Fok	3,189,047	(8)	2.8%
Jordan Kanfer	26,461	(9)	*
Johnson Y.N. Lau (10)	7,551,168	(11)	6.6%
Robert J. Spiegel	5,812	(12)	*
Benson Tsang	55,731	(13)	*
John Moore Vierling	30,678	(14)	*
Jinn Wu	717,011	(15)	*
Named Executive Officers
Steve Adams	69,000	(16)	*
Randoll Sze	194,000	(17)	*
Jeffrey Yordon	842,106	(18)	*
Rudolf Kwan	1,057,586	(19)	*
Daniel Lang	83,413	(20)	*
All directors and executive officers as a group (17 persons)	14,109,598	(21)	12.0%

*	Less than 1%.
1.

The amounts reported by each person are as of April 12, 2022, with percentages based on 111,807,185 shares issued and outstanding as of that date, except where the person has the right to receive shares within the next 60 days (as indicated in the other footnotes to this table), which would increase the number of shares owned by such person and the number of shares outstanding. “Beneficial ownership” is deemed to include shares for which a person, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the person’s benefit, and includes shares that may be acquired within 60 days, including the right to acquire shares by the exercise of options. Shares that may be acquired within 60 days by the exercise of options are referred to in the footnotes to this table as “presently exercisable options.” Unless otherwise indicated in the other footnotes to this table, each stockholder named in the table has sole voting and sole dispositive power over all of the shares shown in the table.

2.

Based on an amendment to Schedule 13G dated December 31, 2021 filed with the SEC on February 14, 2022 by Perceptive Advisors LLC, Joseph Edelman and Perceptive Life Sciences Master Fund, Ltd. (the “Master Fund”). Perceptive Advisors LLC, which serves as the investment manager to the Master Fund, and Mr. Edelman, the managing member of Perceptive Advisors LLC, may each be deemed to beneficially own the securities directly held by the Master Fund. Perceptive Advisors LLC and Mr. Edelman each report shared voting and shared dispositive power over all 13,532,467 shares. The Master Fund reports shared voting and shared dispositive power over all 13,532,467 shares it directly holds.

3.

Based on a Schedule 13G dated May 4, 2021 filed with the SEC on May 27, 2021 by IP Group PLC (“IP Group”), IP2IPO Portfolio, L.P. (“IP2IPO”), and Touchstone Innovations Businesses LLP (“Touchstone”). These securities are directly held by IP2IPO and Touchstone, each of which are indirect subsidiaries wholly owned by IP Group, and, therefore, IP Group may be deemed to beneficially own all of the securities directly held by IP2IPO and Touchstone. IP Group reports shared voting and shared dispositive power over 10,254,754 shares. IP2IPO reports shared voting and shared dispositive power over 9,205,672 shares. Touchstone reports shared voting and shared dispositive power over 1,049,082 shares.

4.

Based on an amendment to Schedule 13G dated December 31, 2021 filed with the SEC on February 3, 2022 by BlackRock, Inc. BlackRock, Inc. reports sole voting power over 6,848,996 shares and sole dispositive power over 6,983,979 shares.

5.

Based on an amendment to Schedule 13G dated December 31, 2018 filed with the SEC by Ma Huateng and Advance Data Services Limited (“ADSL”) and a Form 3 filed with the SEC by Ma Huateng and ADSL on July 13, 2017. ADSL directly owns 6,205,800 shares of common stock. As the sole owner of ADSL, Ma Huateng may be deemed to beneficially own the shares owned by ADSL. Ma Huateng and ADSL each report sole voting and sole dispositive power over the shares owned by ADSL. The amount shown includes a presently exercisable option to purchase 80,000 shares of common stock held by Ma Huateng.

6.	Includes presently exercisable options to purchase 114,750 shares of our common stock.
7.	Includes presently exercisable options to purchase 17,500 shares of our common stock.
8.

Includes (i) presently exercisable options to purchase 338,500 shares of our common stock; (ii) 678,880 shares owned by Avalon Biomedical, an indirect wholly-owned subsidiary of Avalon Global Holdings Limited (“Avalon Global”); (iii) a presently exercisable option to purchase 54,904 shares of our common stock held by Avalon Biomedical; and (iv) 107,181 shares held by Avalon Polytom (HK) Limited (“Polytom”), a majority-owned affiliate of Avalon Global. Dr. Fok, together with his spouse, owns all of the outstanding interests in Dream Chaser Developments Limited, which owns 34.6% of the outstanding interests in Avalon Global. Dr. Fok serves on the board of directors of Avalon Global and has shared voting and dispositive power over the shares held by Avalon Biomedical.

9.	Includes presently exercisable options to purchase 16,875 shares of our common stock.
10.	Dr. Lau is also a named executive officer.
11.

Includes (i) presently exercisable options to purchase 3,242,546 shares; (ii) 164,925 shares held by Dr. Lau’s spouse; (iii) 678,880 shares owned by Avalon Biomedical, an indirect wholly-owned subsidiary of Avalon Global; (iv) a presently exercisable option to purchase 54,904 shares of our common stock held by Avalon Biomedical; and (v) 107,181 shares held by Polytom, a majority-owned affiliate of Avalon Global. Dr. Lau owns all of the outstanding interests in Creative Decade Global Limited, which owns 34.6% of the outstanding interests in Avalon Global. Dr. Lau serves on the board of directors of Avalon Global and has shared voting and dispositive power over the shares held by Avalon Biomedical.

12.	Includes presently exercisable options to purchase 1,823 shares of our common stock.
13.	Includes presently exercisable options to purchase 30,439 shares of our common stock.
14.	Includes presently exercisable options to purchase 15,625 shares of our common stock.
15.	Includes presently exercisable options to purchase 262,500 shares of our common stock.
16.	Includes presently exercisable options to purchase 69,000 shares of our common stock.
17.	Includes presently exercisable options to purchase 188,000 shares of our common stock.
18.	Includes presently exercisable options to purchase 605,000 shares of our common stock.
19.	Includes presently exercisable options to purchase 872,000 shares of our common stock.
20.	Includes presently exercisable options to purchase 10,000 shares of our common stock.
21.	Includes presently exercisable options to purchase shares of our common stock held by our directors and executive officers.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires directors, executive officers and persons who beneficially own more than 10% of a registered class of our common stock or other equity securities to file with the SEC certain reports of ownership and reports of changes in ownership of our securities. Executive officers, directors and stockholders who hold more than 10% of our outstanding common stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). Based solely on a review of this information and/or written representations from these persons that no other reports were required, we believe that, during the prior fiscal year all of our executive officers, directors, and to our knowledge, greater than 10% stockholders, complied with the filing requirements of Section 16(a) of the Exchange Act, except for: Steve Adams, Michael Smolinski, Daniel Lang, and Timothy Cook, each an executive officer, who each filed a late Form 3, and Steve Adams who filed one late Form 4 with respect to two transactions. In making this statement, we have relied upon the written representations of our directors, officers, and to our knowledge, greater than 10% stockholders, and copies of the reports that they have filed with the SEC.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2021, information about our equity compensation plans is as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
First Amended and Restated 2007 Common Unit Option Plan	169,400	4.55	0
Amended and Restated 2017 Omnibus Incentive Plan	6,805,355	11.85	5,448,967
2017 Employee Stock Purchase Plan	0	0	765,058	(2)
Equity compensation plans not approved by security holders:
2013 Common Stock Option Plan(1)	6,556,930	$6.54	1,134,533

Total	13,531,665	$8.99	7,348,558

1.

Our 2013 Common Stock Option Plan (the “2013 Plan”) was adopted by our Board in 2012 and authorized us to make grants of non-qualified stock options to our employees, directors and consultants and any employees, directors and consultants of a parent or subsidiary. We ceased issuing awards under the 2013 Plan following the implementation of the Incentive Plan in May 2017.

2.	This includes shares of our common stock that are eligible for issuance in the current offering period that began on December 1, 2021 and ends on May 31, 2022.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The following is a summary of each transaction or series of similar transactions since January 1, 2021, to which we were or are a party in which:

•	the amount involved exceeded or exceeds $120,000; and

•

any of our directors or executive officers, any holder of 5% or more of our capital stock or any immediate family member of any of the foregoing had or will have a direct or indirect material interest.

Contractual Arrangements

Avalon BioMedical (Management) Limited & Subsidiaries

In June 2018, we entered into two in-licensing agreements with Avalon wherein we obtained certain intellectual property (“IP”) from Avalon to develop and commercialize the underlying products. Under these agreements we are required to pay upfront fees, future milestone payments, and sales-based royalties. During the year ended December 31, 2021, we paid $2.0 million in milestone fees to Avalon.

In June 2019, we entered into an agreement whereby Avalon will hold a 90% ownership interest and we will hold a 10% ownership interest of the newly formed entity under the name Nuwagen Limited (“Nuwagen”), incorporated under the laws of Hong Kong. Nuwagen is principally engaged in the development and commercialization of herbal medicine products for metabolic, endocrine, and other related indications. The Company contributed nonmonetary assets in exchange for the 10% ownership interest.

Dr. Lau, our Chief Executive Officer and Chairman, and Dr. Fok, one of our directors, collectively have a controlling interest in, and serve on the board of directors of, Avalon Global Holdings Limited, the indirect parent of Avalon BioMedical. As of December 31, 2021, Avalon held 786,061 shares of our common stock, which represented approximately 1% of our total issued shares for the period.

PharmEssentia Corp.

We earn licensing revenue from PharmaEssentia Corp. (“PharmaEssentia”), an entity in which the Company owns 68,000 shares. In December 2011 and December 2013, we entered into two separate out-licensing agreements with PharmaEssentia, pursuant to which we granted to PharmaEssentia certain licenses to our intellectual property for use in development and commercialization of certain products in specific territories. Funds paid to PharmaEssentia under the license and cost-sharing agreements amounted to $0.1 million for the fiscal year ended December 31, 2021. We earned $3.0 million in milestone payments under out-licensing agreements in the year ended December 31, 2021, of which $0.5 million was recognized as revenue and $2.5 million was recognized as deferred revenue.

Dr. Jane Fang

We have entered into a consulting agreement with Dr. Jane Fang, who is the wife of Dr. Lau, our Chief Executive Officer and Chairman, to provide consulting advice related to the development of our tirbanibulin (formerly known as KX-01) ointment, reporting to Dr. Kwan, our Chief Medical Officer. We paid consulting fees of approximately $36,800 to Dr. Fang in 2021.

Procedures for Approval of Related-Party Transactions

Our Board has adopted a written policy and procedures for the review, approval or ratification of related party transactions. Our Audit Committee is responsible for reviewing and approving or ratifying any related-party transaction reaching a certain threshold of significance. In the course of its review and approval or ratification of a related-party transaction, the committee, among other things, considers, consistent with Item 404 of Regulation S-K, the following:

•	the nature and amount of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction; and

•	any other matters our Audit Committee deems appropriate.

Any director, including any member of our Audit Committee who is a related person with respect to a related-party transaction under review will not be permitted to participate in the deliberations or vote regarding approval or ratification of the transaction other than providing all material information concerning the related person transaction to our Audit Committee. However, such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction. If a related person transaction will be ongoing, our Audit Committee, at least annually, must take into consideration our contractual obligations to determine if it is in the best interests of the Company to continue, modify or terminate each such related person transaction.

Under the policy, a related-party transaction is any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships (including the incurrence or issuance of any indebtedness or the guarantee of indebtedness) in which we or any of our subsidiaries is a participant, whether or not we or any of our subsidiaries is a party thereto, and any related person has or will have a direct or indirect material interest. A related person is any person who is or was, since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, an executive officer, director or nominee for election as a director (even if the person does not presently serve in that role), a beneficial owner of more than 5% of any class of our voting securities or any immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee currently consists of Ms. Davis, Mr. Tsang and Dr. Vierling. None of our executive officers currently serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of another entity that has one or more executive officers serving on the Board or Compensation Committee. No interlocking relationship exists between any member of our Board or any member of our Compensation Committee (or other committee performing equivalent functions) of any other company.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our amended and restated bylaws. We have not received any stockholder proposals for consideration at our Annual Meeting.

Our stockholders may submit proposals for inclusion in the proxy solicitation materials. These proposals must satisfy the requirements of Rule 14a-8 of the Exchange Act in order for a stockholder proposal to be included in our proxy solicitation materials for the 2023 annual meeting of stockholders. The proposal must be delivered in writing to our Corporate Secretary at our principal executive office, 1001 Main Street, Suite 600, Buffalo, New York 14203 by December 29, 2022; provided, however, that if the date of the 2023 annual meeting of stockholders is more than 30 days before or after June 10, 2023, notice by the stockholder must be delivered a reasonable time before we print and send our proxy materials for the 2023 annual meeting of stockholders.

Stockholders of record wishing to present other proposals at our 2023 annual meeting of stockholders, including any nomination of persons for election to the Board, must provide proper written notice such that the proposal must: (i) be received by the Company not less than 90 days nor more than 120 days prior to anniversary date of this year’s Annual Meeting; provided that if the date of the 2023 annual meeting of stockholders is changed by more than 30 days before or 60 days after the anniversary date of this year’s Annual Meeting, the proposal must be received by the Company not less than 90 days nor more than 120 days prior to the 2023 annual meeting of stockholders and no later than the close of business on the 10th day following the earlier of the date on which notice of the date of the meeting was mailed or the date on which public disclosure of the meeting date was made; and (ii) concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, regulations and the Company’s amended and restated bylaws and policies. Assuming a date of June 10, 2023 for our 2023 annual meeting of stockholders, the proposal must be delivered in writing to our Corporate Secretary at our principal executive office, 1001 Main Street, Suite 600, Buffalo, New York 14203 by no earlier than February 10, 2023 and no later than March 12, 2023. A stockholder notice to the Company of any such proposal must include the information required by the Company’s amended and restated bylaws.

HOUSEHOLDING OF PROXY MATERIALS

We have adopted a procedure permitted by SEC rules that is commonly referred to as “householding.” Under this procedure, only one copy of the Proxy Materials is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders at that address. Upon request, we will promptly deliver a separate copy of Proxy Materials to one or more stockholders at a shared address to which a single copy of Proxy Materials was delivered. You can request a separate copy of Proxy Materials without charge by writing to our Corporate Secretary at 1001 Main Street, Suite 600, Buffalo, New York 14203 or by calling (716) 427-2950. In addition, stockholders at a shared address can request delivery of a single copy of Proxy Materials if they are receiving multiple copies of Proxy Materials in the future in the same manner as described above. If you are a beneficial owner, your broker, bank, nominee or other similar organization may continue to send a single copy of Proxy Materials to your household. Please contact your broker, bank, nominee or other similar organization if you wish to adjust your preferences regarding the delivery Proxy Materials.

OTHER MATTERS

Other than those matters set forth in this Proxy Statement, we do not know of any additional matters to be submitted at the meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board recommends.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: April       , 2022

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
INTERNET
Go To: www.proxypush.com/ATNX
• Cast your vote online
• Have your Proxy Card ready
P.O. BOX 8016, CARY, NC 27512-9903	• Follow the simple instructions to record your vote

PHONE Call 1-866-217-7048
• Use any touch-tone telephone
• Have your Proxy Card ready
• Follow the simple recorded instructions

MAIL
• Mark, sign and date your Proxy Card
• Fold and return your Proxy Card in the postage-paid envelope provided

You must register to attend the meeting online and/or participate at www.proxydocs.com/ATNX

Athenex, Inc. Annual Meeting of Stockholders For Stockholders of record as of April 12, 2022

TIME:	Friday, June 10, 2022 9:30 AM, Eastern Time
PLACE:	Annual Meeting to be held live via the Internet - please visit
www.proxydocs.com/ATNX for more details

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Johnson Y.N. Lau, M.D., and Joe Annoni, and each or either of them (the “Named Proxies”), as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Athenex, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. ALL VOTES MUST BE RECEIVED BY 11:59 pm EDT ON JUNE 9, 2022. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Athenex, Inc.

Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2, 3 AND 4

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

1.	Proposal One - To elect the Class II nominees named in the Proxy Statement as directors for a three-year term expiring in 2025 and until their successors have been duly elected and qualified
		FOR		WITHHOLD
	1.01 Manson Fok	☐		☐	FOR

	1.02 John Moore Vierling, M.D.	☐		☐	FOR

		FOR	AGAINST	ABSTAIN
2.	Proposal Two - To approve, on an advisory basis, the compensation paid to our named executive officers	☐	☐	☐	FOR

3.	Proposal Three - To ratify the appointment of Deloitte & Touche LLP as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022	☐	☐	☐	FOR

4.	Proposal Four - To approve the issuance of shares as milestone payments under the Merger Agreement with Kuur Therapeutics, Inc. in accordance with Nasdaq Rule 5635	☐	☐	☐	FOR

You must register by June 9, 2022 at 5:00 PM EDT to attend the meeting online and/or participate at www.proxydocs.com/ATNX

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)                                                                 Date                 Signature (if held jointly)                                                                 Date